Exhibit 99.3

Index to financial statements

Collective Brands Performance + Lifestyle Group

(a component of Collective Brands, Inc.)

Audited Combined Financial Statements for the Fiscal Years Ended January 28, 2012, January 29, 2011 and January 30, 2010

Report of Independent Registered Public Accounting Firm	F-2

Combined Statements of Earnings (Loss) for the Fiscal Years Ended January 28, 2012, January 29, 2011 and January 30, 2010	F-3

Combined Statements of Comprehensive (Loss) Income for the Fiscal Years Ended January 28, 2012, January 29, 2011 and January 30, 2010	F-4

Combined Balance Sheets as of January 28, 2012, January 29, 2011 and January 30, 2010	F-5

Combined Statements of Parent Company Equity for the Fiscal Years Ended January 28, 2012, January 29, 2011 and January 30, 2010	F-6

Combined Statements of Cash Flows for the Fiscal Years Ended January 28, 2012, January 29, 2011 and January 30, 2010	F-7

Notes to Combined Financial Statements	F-8

Unaudited Condensed Combined Financial Statements for the 26 Weeks Ended July 28, 2012 and July 30, 2011

Condensed Combined Statements of Earnings for the 26 Weeks Ended July 28, 2012 and July 30, 2011	F-32

Condensed Combined Statements of Comprehensive Income 26 Weeks Ended July 28, 2012 and July 30, 2011	F-33

Condensed Combined Balance Sheets as of July 28, 2012, July 30, 2011 and January 28, 2012	F-34

Condensed Combined Statements of Parent Company Equity for the 26 Weeks Ended July 28, 2012 and July 30, 2011	F-35

Condensed Combined Statements of Cash Flows for the 26 Weeks Ended July 28, 2012 and July 30, 2011	F-36

Notes to Condensed Combined Financial Statements	F-37

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Collective Brands, Inc.

Topeka, Kansas

We have audited the accompanying combined balance sheets of Collective Brands Performance + Lifestyle Group (the “Company”) (the combination of wholly owned subsidiaries and operations of Collective Brands, Inc.) as of January 28, 2012, January 29, 2011, and January 30, 2010, and the related combined statements of earnings (loss), comprehensive (loss) income, parent company equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Collective Brands Performance + Lifestyle Group as of January 28, 2012, January 29, 2011, and January 30, 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 12, the Combined Financial Statements include allocations of expenses and debt from Collective Brands, Inc. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Collective Brands, Inc.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

September 7, 2012

(July 22, 2013 as to Note 17)

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined statements of earnings (loss)

(Dollars in millions)

	52 Weeks ended
	January 28, 2012	January 29, 2011	January 30, 2010
Net sales	$1,019.3	$856.1	$732.3
Cost of sales	756.8	589.1	496.7

Gross margin	262.5	267.0	235.6
Selling, general and administrative expenses	239.4	224.2	219.9

Operating profit	23.1	42.8	15.7
Interest expense	23.0	31.7	41.1
Loss on early extinguishment of debt	—	1.7	0.2

Net earnings (loss) before income taxes	0.1	9.4	(25.6)
Benefit for income taxes	(7.4)	(2.4)	(6.5)

Net earnings (loss)	$7.5	$11.8	$(19.1)

See Notes to Combined Financial Statements.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined statements of comprehensive (loss) income

(Dollars in millions)

	52 Weeks ended
	January 28, 2012	January 29, 2011	January 30, 2010

Comprehensive (loss) income:
Net earnings (loss)	$7.5	$11.8	$(19.1)
Other comprehensive income:
Translation adjustments	(0.8)	(1.3)	(1.9)
Change in fair value of derivatives	6.4	7.9	6.1
Income tax impact of change in fair value of derivatives	—	(3.1)	(2.4)
Change in unrecognized pension benefits	(15.8)	(0.3)	5.7
Income tax impact of change in unrecognized pension benefits	—	0.1	(2.3)

Other comprehensive income, net	(10.2)	3.3	5.2

Comprehensive (loss) income	$(2.7)	$15.1	$(13.9)

See Notes to Combined Financial Statements.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined balance sheets

(Dollars in millions)

	January 28, 2012	January 29, 2011	January 30, 2010

ASSETS (Pledged for parent company debt-See Note 3)

Current Assets:
Cash and cash equivalents	$7.5	$10.4	$8.7
Accounts receivable, net of allowance for doubtful accounts and returns reserve as of January 28, 2012, January 29, 2011 and January 30, 2010 of $5.6, $6.0 and $5.5, respectively	125.9	101.2	86.7
Inventories	206.5	183.1	131.9
Deferred income taxes	3.5	2.5	1.8
Prepaid expenses	8.5	7.0	7.1
Other current assets	9.8	10.4	9.4

Total current assets	361.7	314.6	245.6

Property and equipment, net	64.3	57.8	57.3
Intangible assets, net	299.0	331.2	343.5
Goodwill	239.6	239.6	239.6
Deferred income taxes	0.1	0.2	0.2
Other assets	17.6	18.1	21.1

Total Assets (Pledged for parent company debt-See Note 3)	$982.3	$961.5	$907.3

LIABILITIES AND EQUITY

Current Liabilities:
Current maturities of long-term debt	$5.1	$5.1	$6.9
Accounts payable	92.0	86.9	60.2
Accrued expenses	29.2	41.3	38.8

Total current liabilities	126.3	133.3	105.9

Long-term debt	479.3	484.3	666.5
Deferred income taxes	114.9	123.5	124.0
Other liabilities	51.4	35.7	39.6

Total Liabilities	771.9	776.8	936.0

Commitments and contingencies (Note 14)

Parent Company Equity (Deficit):
Parent company investment	240.3	204.4	(5.7)
Accumulated other comprehensive loss, net of income taxes	(29.9)	(19.7)	(23.0)

Total Parent Company Equity (Deficit)	210.4	184.7	(28.7)

Total Liabilities and Parent Company Equity (Deficit)	$982.3	$961.5	$907.3

See Notes to Combined Financial Statements.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined statements of parent company equity

(Dollars in millions)

	Parent company investment	Accumulated other comprehensive loss	Total parent company equity (deficit)
Balance at January 31, 2009	$(20.7)	$(28.2)	$(48.9)

Net loss	(19.1)	—	(19.1)
Net transfers from parent	34.1	—	34.1
Translation adjustments	—	(1.9)	(1.9)
Net change in fair value of derivatives, net of taxes of $2.4 (Note 4)	—	3.7	3.7
Changes in unrecognized amounts of pension benefits, net of taxes of $2.3 (Note 6)	—	3.4	3.4

Balance at January 30, 2010	$(5.7)	$(23.0)	$(28.7)

Net earnings	11.8	—	11.8
Net transfers from parent	198.3	—	198.3
Translation adjustments	—	(1.3)	(1.3)
Net change in fair value of derivatives, net of taxes of $3.1 (Note 4)	—	4.8	4.8
Changes in unrecognized amounts of pension benefits, net of taxes of $(0.1) (Note 6)	—	(0.2)	(0.2)

Balance at January 29, 2011	$204.4	$(19.7)	$184.7

Net earnings	7.5	—	7.5
Net transfers from parent	28.4	—	28.4
Translation adjustments	—	(0.8)	(0.8)
Net change in fair value of derivatives, net of taxes of $0.0 (Note 4)	—	6.4	6.4
Changes in unrecognized amounts of pension benefits, net of taxes of $0.0 (Note 6)	—	(15.8)	(15.8)

Balance at January 28, 2012	$240.3	$(29.9)	$210.4

See Notes to Combined Financial Statements.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined statements of cash flows

(Dollars in millions)

	52 Weeks ended
	January 28, 2012	January 29, 2011	January 30, 2010

Operating Activities:
Net earnings (loss)	$7.5	$11.8	$(19.1)
Adjustments for non-cash items included in net earnings (loss):
Loss on impairment and disposal of assets	4.6	2.5	1.8
Impairment of indefinite-lived tradenames	23.5	—	—
Depreciation and amortization	22.5	25.6	29.2
Provision for losses on accounts receivable	1.7	1.8	2.2
Share-based compensation expense	3.3	4.7	4.2
Deferred income taxes	(9.5)	(4.2)	(5.3)
Loss on early extinguishment of debt	—	1.7	0.2
Changes in working capital:
Accounts receivable	(27.3)	(16.1)	2.4
Inventories	(22.0)	(50.7)	15.9
Prepaid expenses and other current assets	(1.9)	(0.8)	(1.3)
Accounts payable	6.6	26.2	19.1
Accrued expenses	(6.3)	5.8	(5.9)
Changes in other assets and liabilities, net	1.6	1.1	(2.8)
Contributions to pension plans	(0.4)	(1.6)	(9.5)

Cash flow provided by operating activities	3.9	7.8	31.1

Investing Activities:
Capital expenditures	(22.9)	(14.6)	(12.0)
Intangible asset additions	(0.8)	—	—

Cash flow used in investing activities	(23.7)	(14.6)	(12.0)

Financing Activities:
Repayment of debt	(5.0)	(184.0)	(42.6)
Net transfers from Parent	25.1	193.6	29.9

Cash flow provided by (used in) financing activities	20.1	9.6	(12.7)

Effect of exchange rate changes on cash	(3.2)	(1.1)	(3.9)

(Decrease) increase in cash and cash equivalents	(2.9)	1.7	2.5
Cash and cash equivalents, beginning of year	10.4	8.7	6.2

Cash and cash equivalents, end of year	$7.5	$10.4	$8.7

Supplemental cash flow information:
Interest paid (by the Parent)	$23.8	$31.8	$41.3
Income taxes paid (by the Parent)	$2.2	$2.0	$0.9
Non-cash investing and financing activities:
Accrued capital additions	$1.4	$1.2	$0.1

See Notes to Combined Financial Statements

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Notes to combined financial statements

Note 1—Summary of significant accounting policies

Description of business and basis of presentation

Collective Brands Performance + Lifestyle Group (“PLG” or the “Company”) is a combination of wholly owned subsidiaries and operations within Collective Brands, Inc. (“CBI” or the “Parent”). PLG markets the leading brand of high-quality children’s shoes in the United States under the Stride Rite brand. PLG also markets products for children and adults under well-known brand names, including Sperry Top-Sider, Saucony, and Keds.

On May 1, 2012, CBI entered into a definitive agreement with a consortium of companies comprised of Wolverine World Wide, Inc., Blum Strategic Partners IV, L.P. and Golden Gate Capital Opportunity Fund, L.P., under which CBI will be sold for $21.75 per share in cash. At the close of this transaction, which was approved by shareholders on August 21, 2012, and which is expected to occur late in the third or early in the fourth calendar quarter of 2012, Wolverine World Wide, Inc. will acquire the Company.

These Combined Financial Statements reflect the historical Combined Statements of Earnings (Loss), Combined Statements of Comprehensive (Loss) Income, Combined Balance Sheets, Combined Statements of Parent Company Equity, Combined Statements of Cash Flows of PLG for the periods presented. The historical Combined Financial Statements reflect the amounts that have been “carved-out” from CBI’s consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. and reflect assumptions and allocations made by CBI to depict PLG on a stand-alone basis. As a result, the Combined Financial Statements included herein may not necessarily be indicative of PLG’s financial position, results of operations, or cash flows had it operated as a stand-alone entity during the periods presented.

The Combined Financial Statements were prepared using CBI’s historical records of the assets and liabilities of PLG, and the historical Combined Financial Statements include all net sales, costs, assets, and liabilities directly attributable to PLG. The Combined Financial Statements also reflect the push-down of certain of CBI’s long-term debt (see Note 3) and associated capitalized debt issuance costs and interest expense. In addition, certain expenses reflected in the Combined Financial Statements include allocations of corporate expenses from CBI, which in the opinion of management are reasonable (see Note 12). All such costs and expenses have been deemed to have been paid by PLG to CBI in the period in which the costs were incurred and are reflected in Parent Company Investment as shown in the Combined Statements of Parent Company Equity.

Fiscal year

The Company’s fiscal year ends on the Saturday closest to January 31. Fiscal years 2011, 2010 and 2009 ended on January 28, 2012, January 29, 2011, and January 30, 2010, respectively. All years presented contain 52 weeks of results. References to years in these financial statements and notes relate to fiscal years rather than calendar years.

Use of estimates

Management makes estimates and assumptions that affect the amounts reported within the Combined Financial Statements. Actual results could differ from these estimates.

Net sales

Net sales (“sales”) for transactions at the Company’s retail stores are recognized at the time the sale is made to the customer. Sales for wholesale and e-commerce transactions are recognized when title passes and the risks or rewards of ownership have transferred to the customer based on the shipping terms, the price is fixed and determinable, and collectibility is reasonably assured. All sales are net of estimated returns, promotional discounts and exclude sales tax.

The Company has established an allowance for merchandise returns and markdowns based on historical experience, product sell-through performance by product and customer, current and historical trends in the footwear industry and changes in demand for its products. The returns allowance is recorded as a reduction to revenues for the estimated sales value of the projected merchandise returns and as a reduction in cost of sales for the corresponding cost amount. Allowances for markdowns are recorded as a reduction of revenue based on historical experience. From time to time actual results will vary from the estimates that were previously established.

Shipping and handling

Products are sold Free On Board (“FOB”) shipping point for wholesale customers. Any shipping charges that the Company pays are recorded as cost of sales and any reimbursement is recorded as revenue.

Gift cards

The Company records a liability in the period in which a gift card is issued and proceeds are received. As gift cards are redeemed, this liability is reduced and revenue is recognized as a sale. The estimated value of gift cards expected to go unused is recognized ratably in proportion to actual redemptions as gift cards are redeemed.

Cost of sales

Cost of sales includes the cost of merchandise sold and the Company’s buying, occupancy, warehousing, product development, and product movement costs, as well as depreciation of stores and the distribution centers, net litigation charges related to intellectual property, store impairment charges, and trademark impairments.

Rent expense

Certain of the Company’s lease agreements provide for scheduled rent increases during the lease term, as well as provisions for renewal options. Rent expense is recognized on a straight-line basis over the term of the lease from the time at which the Company takes possession of the property. In instances where failure to exercise renewal options would result in an economic penalty, the calculation of straight-line rent expense includes renewal option periods. Also, landlord-provided tenant improvement allowances are recorded in other liabilities and amortized as a credit to rent expense over the term of the lease. Substantially all rental expense is recorded in cost of sales on the Combined Statements of Earnings (Loss).

Pre-opening expenses

Costs associated with the opening of new stores, other than capital expenditures with economic benefits lasting more than one year, which are capitalized, are expensed as incurred and are recorded in cost of sales.

Advertising costs

Advertising costs and sales promotion costs are expensed at the time the advertising takes place. Selling, general, and administrative expenses include advertising and sales promotion costs of $57.0 million, $49.5 million, and $47.0 million in 2011, 2010, and 2009, respectively.

Co-operative advertising

The Company engages in co-op advertising programs with some of its wholesale customers. Co-op advertising funds are available to all wholesale customers in good standing. Wholesale customers receive reimbursement under this program if they meet established advertising guidelines and trademark requirements. Costs are accrued on the basis of sales to qualifying customers and accounted for as an operating expense if the Company receives, or will receive, an identifiable benefit in exchange for the consideration and the Company can reasonably estimate the fair value of the benefit identified; otherwise such costs are recorded as a reduction to revenues.

Share-based compensation expense

CBI maintains certain share-based compensation plans for the benefit of certain of its officers, directors, and employees, including the employees of PLG. Compensation expense associated with share-based awards is recognized over the requisite service period, which is the period between the grant date and the award’s stated vesting date. Share-based awards are expensed under the straight-line attribution method, with the exception of performance-based awards that are expensed under the tranche specific attribution method. Share-based compensation expense is recognized over the vesting period based on shares that vest. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. This analysis is evaluated quarterly and the forfeiture rate is adjusted as necessary.

Income taxes

The income taxes have been prepared on a separate return basis as if the Company was a stand-alone entity. Historically, the Company was included in tax filings with other CBI entities. The results from being included in the combined tax returns are included in Parent Company Investment. CBI’s global tax structure and model has been developed based on its entire portfolio of businesses. Accordingly, the Company’s tax results as presented are not reflective of the results that the Company will generate in the future or would have available for future use in another consolidated group.

The Company’s operations have historically been included in CBI’s consolidated U.S. Federal and state tax returns or non-U.S. jurisdiction’s tax returns. With the exception of certain dedicated foreign entities, the Company does not maintain taxes payable to/from Parent and is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in respective jurisdictions. These settlements are reflected as net transfer to/from Parent Company Investment. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company’s estimate of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company includes its reserve for unrecognized tax benefits, as well as related accrued penalties and interest, in other long term liabilities on its Combined Balance Sheets and in the provision for income taxes in its Combined Statements of Earnings (Loss).

The Company records valuation allowances against its deferred tax assets, when necessary, in accordance with the framework established in the income taxes accounting guidance. Realization of deferred tax assets (such as net operating loss carryforwards) is dependent on future taxable earnings and is therefore uncertain. The Company assesses the likelihood that its deferred tax assets in each of the jurisdictions in which it operates will be recovered from future taxable income. Deferred tax assets are reduced by a valuation allowance to recognize the extent to which, more likely than not, the future tax benefits will not be realized.

Cash and cash equivalents

CBI uses a centralized approach to cash management and in financing its operations. The majority of its domestic cash is transferred to CBI daily and CBI funds PLG’s operating and investing activities as needed. Accordingly, none of the cash and cash equivalents at the Parent level has been assigned to PLG in the Combined Financial Statements. Cash and cash equivalents in the Combined Balance Sheets represents cash and cash equivalents held locally by certain PLG legal entities. Cash transfers to and from CBI’s cash management accounts are reflected in Parent Company Investment.

Cash equivalents included in the Combined Balance Sheets consist of liquid investments with an original maturity of three months or less. Cash equivalents are stated at cost, which approximates fair value.

Reserve for uncollectible accounts receivable

The Company makes ongoing estimates relating to the collectability of its accounts receivable and maintains a reserve for estimated losses resulting from the inability of its customers to make required payments. In determining the amount of the reserve, the Company considers its historical level of credit losses and makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations. These evaluations include, but are not limited to, analyzing its customer’s financial statements, maintaining a credit watch list to monitor accounts receivable exposure, and reviewing the customer’s prior payment history.

Inventories

Merchandise inventories in the Company’s stores are valued by the retail method and are stated at the lower of cost, determined using the first-in, first-out (“FIFO”) basis, or market. The retail method is widely used in the retail industry due to its practicality. Under the retail method, cost is determined by applying a calculated cost-to-retail ratio across groupings of similar items, known as departments. As a result, the retail method results in an averaging of inventory costs across similar items within a department. The cost-to-retail ratio is applied to ending inventory at its current owned retail valuation to determine the cost of ending inventory on a department basis. Current owned retail represents the retail price for which merchandise is offered for sale on a regular basis, reduced for any permanent or clearance markdowns. As a result, the retail method normally results in an inventory valuation that approximates a traditional FIFO cost basis.

Wholesale inventories are valued at the lower of cost or market using the FIFO method. The Company makes ongoing estimates relating to the net realizable value of inventories, based upon its assumptions about future demand and market conditions. If the Company’s estimate of the net realizable value of its inventory is less than the cost of the inventory recorded on its books, a reduction to the estimated net realizable value is recorded. If changes in market conditions result in an increase in the estimated net realizable value of the Company’s inventory above its previous estimate, such recoveries would be recognized as the related goods are sold.

Substantially all of the Company’s inventories are finished goods.

Property and equipment

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives. The costs of repairs and maintenance are expensed when incurred, while expenditures for store remodels, refurbishments, and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Projects in progress are stated at cost, which includes the cost of construction and other direct costs attributable to the project. No provision for depreciation is made on projects in progress until such time as the relevant assets are completed and put to use. The estimated useful life for each major class of property and equipment is as follows:

Buildings	10 to 30 years

Leasehold improvements	the lesser of 10 years or the remaining expected lease term that is reasonably assured (which may exceed the current non-cancelable term)

Furniture, fixtures and equipment	2 to 10 years

The following is a summary of the components of property and equipment:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Land	$3.0	$3.0	$3.2
Buildings and leasehold improvements	46.6	47.8	48.1
Furniture, fixtures and equipment	48.9	42.5	33.0
Projects in progress	17.0	6.9	3.4
Accumulated depreciation and amortization	(51.2)	(42.4)	(30.4)

Property and equipment, net	$64.3	$57.8	$57.3

Depreciation expense for 2011, 2010 and 2009 was $12.6 million, $13.2 million and $13.5 million, respectively.

The Company evaluates its store assets on a quarterly basis to determine if its assets are recoverable by analyzing historical results, trends, stores identified for closure and other qualitative considerations. If an indicator of impairment exists, the Company models estimated future cash flows on a store-by-store basis and compares the undiscounted future cash flows to the carrying amount of the store’s assets. If the carrying value exceeds the undiscounted cash flows, the Company compares the present value, using an appropriate discount rate, of these cash flows to the carrying amount of the assets to calculate the impairment charge. The underlying estimates of cash flows include estimates of future revenues, gross margin rates and store expenses as well as any potential for changes related to occupancy costs, store closures and transfer sales. These assumptions are based upon the stores’ past and expected future performance.

The Company records impairment charges in cost of sales on the Combined Statements of Earnings (Loss). The following is a summary of the Company’s impairment charges:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Book value of impaired assets	$8.0	$10.7	$14.6
Fair value of impaired assets	3.9	9.3	13.6

Impairment charge	$4.1	$1.4	$1.0

Insurance programs

The Company retains its normal expected losses related primarily to workers’ compensation, physical loss to property and business interruption resulting from such loss and comprehensive general, product, and vehicle liability. The Company receives third-party coverage for losses in excess of the normal expected levels under insurance policies executed by its Parent. Provisions for losses expected under these programs are recorded based upon estimates of the aggregate liability for claims incurred utilizing actuarial calculations based on historical results.

Foreign currency translation

Local currencies are the functional currencies for most foreign operations. Accordingly, assets and liabilities of these operations are translated at the rate of exchange at the balance sheet date. Adjustments from the translation process are accumulated as part of other comprehensive (loss) income and are included as a separate component of Parent Company Equity. The changes in foreign currency translation adjustments are not adjusted for income taxes since they relate to indefinite term investments in non-United States operations. Income and expense items of these operations are translated at average rates of exchange. As of fiscal year-end 2011, 2010, and 2009, cumulative translation adjustments included in accumulated other comprehensive (loss) income in the Combined

Statements of Parent Company Equity were ($2.6) million, ($1.8) million, and ($0.5) million, respectively. The Company had recorded foreign currency transaction losses of ($2.5) million, ($0.9) million and ($0.7) million within Selling, General and Administrative expenses in the Combined Statements of Earnings (Loss) in fiscal years 2011, 2010, and 2009, respectively.

Company-owned life insurance

Certain employees of the Company are covered under various life insurance policies issued to PLG or our Parent. These life insurance policies are recorded at their net cash surrender values as of each balance sheet date. Premiums and changes in the net cash surrender value during the period are recorded in selling, general and administrative expenses. The Company does not record deferred tax balances related to cash surrender value gains or losses as it has the intent to hold these policies until maturity. The total amounts related to the Company’s investments in the life insurance policies, included in other assets in the Combined Balance Sheets as of January 28, 2012, January 29, 2011 and January 30, 2010, were $12.6 million, $12.4 million and $12.1 million, respectively.

Goodwill

The Company assesses goodwill, which is not subject to amortization, for impairment on an annual basis and also at any other date when events or changes in circumstances indicate that the book value of these assets may exceed their fair value. This assessment is performed at a reporting unit level. A reporting unit is a component of a segment that constitutes a business, for which discrete financial information is available, and for which the operating results are regularly reviewed by management. The Company develops an estimate of the fair value of each reporting unit using both a market approach and an income approach. If potential for impairment exists, the fair value of the reporting unit is subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill.

The estimate of fair value is highly subjective and requires significant judgment related to, among other things, the estimate of the magnitude and timing of future reporting unit cash flows. If the Company determines that the estimated fair value of any reporting unit is less than the reporting unit’s carrying value, then it will recognize an impairment charge.

The Company’s goodwill balance was $239.6 million as of January 28, 2012, January 29, 2011 and January 30, 2010 and was $241.4 million as of January 31, 2009. The Company’s accumulated goodwill impairment as of January 28, 2012 was $42.0 million. There were no goodwill impairments recorded during the fiscal years 2011, 2010, and 2009. A $1.8 million adjustment related to a true-up of purchase accounting liabilities was recorded as a reduction to goodwill in 2009.

Intangible assets other than goodwill

Indefinite-lived intangible assets are not amortized, but are tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Favorable leases, certain trademarks and other intangible assets with finite lives are amortized over their useful lives using the straight-line method. Customer relationships are amortized using an economic patterning technique based on when the benefits of the asset are expected to be used.

The estimated useful life for each class of intangible assets is as follows:

Favorable lease rights	A weighted-average period of 3 years. Favorable lease rights are amortized over the term of the underlying lease, including renewal options in instances where failure to exercise renewals would result in an economic penalty.

Trademarks and other intangible assets	3 to 20 years

Customer relationships	8 years

Each period the Company evaluates whether events and circumstances warrant a revision to the remaining estimated useful life of each intangible asset or its remaining book value. If the Company were to determine that events and circumstances warrant a change to the estimate of an intangible asset’s remaining useful life, then the remaining carrying amount of the intangible asset would be amortized prospectively over that revised remaining useful life. If the Company were to determine that the fair value of trademarks with a finite life was lower than its book value, then it would record an impairment charge.

The estimate of fair value is highly subjective and requires significant judgment. If the Company determines that the estimated fair value of any intangible asset is less than its carrying value, then it will recognize an impairment charge.

Derivatives

The Company participates in interest rate related derivative instruments to manage its exposure on its debt instruments and forward contracts to hedge a portion of certain foreign currency purchases. The Company records all derivative instruments on the Combined Balance Sheets as either assets or liabilities measured at fair value in accordance with the framework established for derivatives and hedging and the framework established for fair value measurements and disclosures. For interest rate contracts, the Company uses a mark-to-market valuation technique based on an observable interest rate yield curve and adjusts for credit risk. For foreign currency contracts, the Company uses a mark-to-market technique based on observable foreign currency exchange rates and adjusts for credit risk. Changes in the fair value of these derivative instruments are recorded either through net (loss) earnings or as other comprehensive loss, depending on the type of hedge designation. Gains and losses on derivative instruments designated as cash flow hedges are reported in other comprehensive loss and reclassified into (loss) earnings in the periods in which earnings are impacted by the hedged item.

Parent company investment

Parent Company Investment in the Combined Balance Sheets represents CBI’s historical investment in PLG, PLG’s accumulated net earnings after taxes, and the net effect of the transactions with and allocations from CBI. See Basis of Presentation above and Note 12 for additional information.

Contingencies

The Company may be involved in legal proceedings that arise in the ordinary course of business. It records accruals for contingencies to the extent that it concludes that their occurrence is probable and that the related liabilities are estimable and it records anticipated recoveries under existing insurance contracts when assured of recovery. The Company considers many factors in making these assessments, including the progress of the case, opinions or views of legal counsel, prior case law, the experience of the Company or other companies in similar cases, and its intent on how to respond. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

Note 2—Intangible assets

The following is a summary of the Company’s intangible assets other than goodwill:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Intangible assets subject to amortization:
Favorable lease rights:
Gross carrying amount	$6.0	$6.0	$6.0
Less: accumulated amortization	(4.9)	(4.1)	(2.8)

Carrying amount, end of period	1.1	1.9	3.2

Customer relationships:
Gross carrying amount	67.1	67.1	67.1
Less: accumulated amortization	(49.4)	(41.8)	(32.0)

Carrying amount, end of period	17.7	25.3	35.1

Trademarks and other intangible assets:
Gross carrying amount	9.3	8.4	8.5
Less: accumulated amortization	(5.5)	(4.3)	(3.2)

Carrying amount, end of period	3.8	4.1	5.3

Total carrying amount of intangible assets subject to amortization	22.6	31.3	43.6
Indefinite-lived trademarks	276.4	299.9	299.9

Total intangible assets	$299.0	$331.2	$343.5

During the second quarter of 2011, due to underperformance in the retail business, the Company revised its financial projections related to certain indefinite-lived trademarks. These revisions indicated a potential impairment of certain indefinite-lived trademarks and, as such, the Company assessed the fair value of these indefinite-lived trademarks to determine if their book value exceeded their fair value. This assessment indicated that the book value of certain indefinite-lived trademarks exceeded their fair value and the Company recorded $23.5 million of pre-tax impairment charges within cost of sales in the Combined Statements of Earnings (Loss). No impairment charges related to its indefinite-lived trademarks were recorded in 2010 or 2009.

Amortization expense on intangible assets is as follows:

	52 weeks ended
(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Amortization expense on intangible assets	$8.8	$11.3	$14.1

The Company expects amortization expense for the next five years to be as follows (in millions):

Year	Amount
2012	$7.5
2013	6.2
2014	5.0
2015	3.6
2016	0.1

Note 3—Long-term debt

On August 17, 2007, CBI, through its wholly-owned subsidiary Collective Brands Finance, Inc, entered into a $725 million term loan (the “Term Loan Facility”). The Term Loan Facility ranks pari passu in right of payment and has the lien priorities specified in an intercreditor agreement executed by the administrative agent to the Term Loan Facility. The Term Loan Facility is a senior secured loan guaranteed by substantially all of the assets of CBI and the capital stock of each domestic subsidiary and 66% of the stock of non-U.S. subsidiaries directly owned by CBI, including subsidiaries of the Company. As substantially all the assets of the Company are pledged under the Term Loan Facility, which was used to finance CBI’s acquisition of the Company, the Term Loan Facility debt and related capitalized debt issuance costs and interest expense have been “pushed-down” and reflected in Company’s Combined Financial Statements.

The Term Loan Facility will mature on August 17, 2014 and will amortize quarterly in annual amounts of 1.0% of the original amount, reduced ratably by any prepayments, with the final installment payable on the maturity date. The Term Loan Facility agreement provides for customary mandatory prepayments, subject to certain exceptions and limitations and in certain instances, reinvestment rights, from (a) the net cash proceeds of certain asset sales, insurance recovery events and debt issuances, each as defined in the Term Loan Facility agreement, and (b) 25% of excess cash flow, as defined in the Term Loan Facility agreement, subject to reduction. The mandatory prepayment is not required if CBI’s total leverage ratio, is less than 2.0 to 1.0 at fiscal year-end. Based on the Parent’s excess cash flow projections as of January 28, 2012, it was not required to make such a mandatory prepayment. Loans under the Term Loan Facility will bear interest at CBI’s option, at either (a) the Base Rate as defined in the Term Loan Facility agreement plus 1.75% per annum or (b) the Eurodollar (London Inter-Bank Offer Rate (“LIBOR”)-indexed) Rate plus 2.75% per annum, with such margin to be agreed for any incremental term loans. As of January 28, 2012, the interest rate on loans under the Term Loan Facility was 3.04% as selected by CBI under option (b) above.

The Term Loan Facility contains various covenants including those that may limit CBI’s ability to pay dividends, repurchase stock, accelerate the retirement of debt or make certain investments. As of January 28, 2012, CBI was in compliance with all of its covenants.

Long-term debt obligations were:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Term Loan Facility(1)	$484.4	$489.4	$673.4
Less: current maturities of long-term debt	5.1	5.1	6.9

Long-term debt	$479.3	$484.3	$666.5

(1)	As of January 28, 2012, January 29, 2011 and January 30, 2010, the fair value of the Term Loan Facility was $479.5 million, $489.4 million and $653.2, respectively, based on market conditions and perceived risks as of those dates. The fair value of the Term Loan Facility is valued using Level 2 measurements as defined in the Fair Value Measurements footnote (Note 5).

Future debt maturities as of January 28, 2012 are as follows:

(dollars in millions)	Term loan facility
2012	$5.1
2013	5.1
2014	474.2

Total	$484.4

Additionally, (i) in July 2003 CBI sold $200.0 million of 8.25% Senior Subordinated Notes (the “CBI Notes Payable”) for $196.7 million, due 2013; and (ii) in August 2007 CBI entered into a Revolving Loan Facility (the “CBI Revolver”); amended and restated in August 2011, maturing on August 16, 2016. The CBI Revolver is available for CBI’s general corporate purposes. The CBI Notes Payable and the CBI Revolver and related interest have not been reflected in the Company’s Combined Financial Statements. The Company’s assets have been pledged as collateral to secure the CBI Notes Payable, with the CBI Notes Payable guaranteed by all of CBI’s domestic subsidiaries (including subsidiaries of the Company). The balance of the CBI Notes Payable (including unamortized discount) was $125.0 million, $175.0 million and $175.0 million as of January 28, 2012, January 29, 2011 and January 30, 2010, respectively.

The CBI Revolver is a senior secured loan guaranteed by substantially all of the assets of CBI, including the Company’s assets. The balance of the CBI Revolver was zero at January 28, 2012, January 29, 2011 and January 30, 2010. The Company is not the legal obligor of either the CBI Notes Payable or the CBI Revolver and it is not expected the Company will be the legal obligor for either borrowing in the future in any planned or anticipated transactions which could transfer such obligations.

Note 4—Derivatives

The Company, through CBI, has entered into an interest rate contract for an initial amount of $540 million to hedge a portion of the variable rate $725 million Term Loan Facility (“interest rate contract”). The interest rate contract provides for a fixed interest rate of approximately 7.75%, portions of which matured on a series of dates through May of 2012. As of January 28, 2012, the Company has hedged $90 million of the Term Loan Facility.

The Company has also entered into a series of forward contracts to hedge a portion of certain foreign currency purchases (“foreign currency contracts”). The foreign currency contracts provide for a fixed exchange rate and mature over a series of dates through October of 2012. As of January 28, 2012 the Company has hedged $23.9 million of its forecasted foreign currency purchases. The fair value, amounts classified in other comprehensive income (“OCI”), and the amounts reclassified from accumulated other comprehensive (loss) income (“AOCI”) on the foreign currency contracts were not significant for any periods presented.

The interest rate contract is designated as a cash flow hedging instrument. The change in the fair value of the interest rate contract is recorded as a component of AOCI and reclassified into earnings in the periods in which earnings are impacted by the hedged item. The following table presents the fair value of the Company’s hedging portfolio related to its interest rate contract:

		Fair value
(dollars in millions)	Location on combined balance sheet	January 28, 2012	January 29, 2011	January 30, 2010
Interest rate contract	Other liabilities	$—	$1.3	$5.4
Interest rate contract	Accrued expenses	$0.9	$6.1	$10.0

It is the Company’s policy to enter into derivative instruments with terms that match the underlying exposure being hedged. As such, the Company’s derivative instruments are considered highly effective, and the net gain or loss from hedge ineffectiveness is not significant. Realized gains or losses on the hedging instruments occur when a portion of the hedge settles or if it is probable that the forecasted transaction will not occur. The impact of the derivative instruments on the Combined Financial Statements is as follows:

	Gain (loss) recognized in AOCI on derivative (net of tax)			Location on Combined Statement of Earnings (Loss)	Gain (loss) reclassified from AOCI into earnings (net of tax)
	52 Weeks ended				52 Weeks ended
(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010		January 28, 2012	January 29, 2011	January 30, 2010
Interest rate contract	$(0.5)	$(2.3)	$(5.6)	Interest expense	$(7.0)	$(7.3)	$(9.3)

The Company expects the fair value of the interest rate contract recorded in AOCI to be recognized in earnings during the next 12 months. This amount may vary based on changes to LIBOR and foreign currency exchange rates.

Note 5—Fair value measurements

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in the fair value accounting guidance. The framework is based on the inputs used in valuation, gives the highest priority to quoted prices in active markets, and requires that observable inputs be used in the valuations when available. The three levels of the hierarchy are as follows:

Level 1:	observable inputs such as quoted prices in active markets

Level 2:	inputs other than the quoted prices in active markets that are observable either directly or indirectly

Level 3:	unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions

The following table presents financial assets and financial liabilities that the Company measures at fair value on a recurring basis (not including the Company’s pension plan assets). The Company has classified these financial assets and liabilities in accordance with the fair value hierarchy:

	Estimated fair value measurements			Total fair value
(dollars in millions)	Quoted prices in active markets (level 1)	Significant observable other inputs (level 2)	Significant unobservable inputs (level 3)

As of January 28, 2012
Financial liabilities:
Interest rate contract(1)	$—	$0.9	$—	$0.9

As of January 29, 2011
Financial liabilities:
Interest rate contract(1)	$—	$7.4	$—	$7.4

As of January 30, 2010
Financial liabilities:
Interest rate contract(1)	$—	$15.4	$—	$15.4

(1)	The fair value of the interest rate contract is determined using a mark-to-market valuation technique based on an observable interest rate yield curve and adjusting for credit risk.

Note 6—Pension plans

The PLG pension plan is a noncontributory defined benefit pension plan, which no longer accrues future benefits, that covers certain eligible PLG associates. Prior to the freezing of the plan, eligible PLG associates accrued pension benefits at a fixed unit rate based on the associate’s service and compensation.

Included in AOCI are the following pre-tax amounts that have not yet been recognized in net periodic pension cost:

(dollars in millions)
Amount at January 29, 2011	$20.6
Amortization recognized	(1.1)
New amounts recognized	16.9

Amount at January 28, 2012	$36.4

The following tables present information about benefit obligations, plan assets, annual expense, assumptions and other information about PLG’s defined benefit pension plan:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010

Change in projected benefit obligation:
Obligation at prior measurement date	$85.5	$78.4	$73.5
Interest cost	4.8	4.6	4.5
Actuarial loss	13.4	5.5	3.4
Benefits paid	(3.3)	(3.0)	(3.0)

Obligation at end of year	$100.4	$85.5	$78.4

Assumptions:
Discount rate	4.70%	5.75%	5.90%
Salary increases	n/a	n/a	n/a

The following table summarizes the change in plan assets:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Fair value of plan assets at prior measurement date	$69.4	$61.9	$44.3
Actual return on plan assets	1.9	8.9	11.1
Employer contributions	0.4	1.6	9.5
Benefits paid	(3.3)	(3.0)	(3.0)

Fair value of plan assets at end of year	$68.4	$69.4	$61.9

Underfunded status at end of year	$(32.0)	$(16.1)	$(16.5)

The $32.0 million, $16.1 million and $16.5 million liabilities recognized as of January 28, 2012, January 29, 2011 and January 30, 2010, respectively, are included in other long-term liabilities in the Combined Balance Sheets.

The components of net periodic benefit costs for the plan were:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Interest cost	$4.8	$4.6	$4.5
Expected return on assets	(5.4)	(5.0)	(3.6)
Amortization of actuarial loss	1.1	1.3	1.8

Net periodic benefit cost	$0.5	$0.9	$2.7

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Assumptions:
Discount rate	5.75%	5.90%	6.25%
Expected long-term return on plan assets	8.00%	8.25%	8.25%
Salary increases	n/a	n/a	n/a

Both the accumulated and projected benefit obligations as of January 28, 2012, January 29, 2011 and January 30, 2010 were $100.4 million, $85.5 million and $78.4 million, respectively.

The Company expects $2.6 million of pre-tax net loss included in AOCI to be recognized in net periodic benefit cost during fiscal year 2012.

In selecting the expected long-term rate of return on assets, the Company considers the average rate of earnings expected on the funds invested or to be invested to provide for the benefits of this plan. This includes considering the plan’s asset allocation and the expected returns likely to be earned over the life of the plan. This basis is consistent with the prior year. The calculation of pension expense is dependent on the determination of the assumptions used. Holding other variables constant, a 100 basis point decrease in the discount rate or a 100 basis point decrease in the expected long-term return on assets would increase the Company’s annual pension expense by $1.0 million and $0.7 million, respectively. As the result of stopping the accrual of future benefits, a salary growth assumption is no longer applicable.

The long term annualized time-weighted rate of return is calculated on the basis of a three year rolling average using market values and is expected to be at least 1% higher than the composite benchmark for the plan. Investment managers are evaluated semi-annually against commonly accepted benchmarks to ensure adherence to the stated strategy and that the risk posture assumed is commensurate with the given investment style and objectives.

The Company’s written investment policy for the PLG Plan establishes investment principles and guidelines and defines the procedures that will be used to control, evaluate and monitor the investment practices for the plan. An administrative committee designated by the Board of Directors provides investment oversight for the plan. Stated investment objectives are:

•

Maintain a portfolio of secure assets of appropriate liquidity and diversification that will generate investment returns, combined with expected future contributions, that should be sufficient to maintain the plan’s funded state or improve the funding level of the plan if it is in deficit.

•	To control the long-term costs of the plan by maximizing return on the assets subject to meeting the objectives above.

The plan’s target allocation per the investment policy and weighted average asset allocations by asset category are:

	Target allocation	January 28, 2012	January 29, 2011	January 30, 2010
Domestic equity securities	48% - 58%	52%	54%	47%
International equity securities	10% - 14%	11%	12%	10%
Domestic fixed income securities	32% - 38%	35%	32%	41%
Cash	0% - 5%	2%	2%	2%

		100%	100%	100%

The portfolio is designed to achieve a balanced return of current income and modest growth of capital, while achieving returns in excess of the rate of inflation over the investment horizon in order to preserve purchasing power of plan assets. All plan assets are required to be invested in liquid securities. While the Company is outside of its target range for certain asset categories as of January 30, 2010, it is still within the guidelines set forth by the investment policy.

The PLG pension plan assets are valued at fair value. The Company’s estimates of fair value for these pension plan assets are based on the framework established in the fair value accounting guidance. The three levels of the hierarchy are as follows:

Level 1:	observable inputs such as quoted prices in active markets

Level 2:	inputs other than the quoted prices in active markets that are observable either directly or indirectly

Level 3:	unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions

The following table presents the PLG pension plan assets that the Company measures at fair value on a recurring basis. The Company has classified these financial assets in accordance with the fair value hierarchy:

	Estimated fair value measurements
(dollars in millions)	Quoted prices in active markets (level 1)	Significant observable other inputs (level 2)	Significant unobservable inputs (level 3)	Total fair value

As of January 28, 2012:
Domestic equity securities	$3.6	$32.1	$—	$35.7
International equity securities	7.7	—	—	7.7
Domestic fixed income securities	23.7	—	—	23.7
Cash	1.3	—	—	1.3

Total	$36.3	$32.1	$—	$68.4

As of January 29, 2011:
Domestic equity securities	$3.5	$34.2	$—	$37.7
International equity securities	—	8.0	—	8.0
Domestic fixed income securities	22.2	—	—	22.2
Cash	1.5	—	—	1.5

Total	$27.2	$42.2	$—	$69.4

As of January 30, 2010:
Domestic equity securities	$2.4	$26.3	$—	$28.7
International equity securities	—	6.5	—	6.5
Domestic fixed income securities	25.2	—	—	25.2
Cash	1.5	—	—	1.5

Total	$29.1	$32.8	$—	$61.9

The Company contributed $0.4 million and $1.6 million to this pension plan during the 2011 and 2010 fiscal years, respectively, and plans to make $4.0 million of contributions during the 2012 fiscal year. The Company’s future contributions will depend upon market conditions, interest rates and other factors and may vary significantly in future years based upon the plan’s funded status as of the 2012 measurement date.

Estimated future benefit payments for the next five years and the aggregate amount for the following five years for this plan are:

(dollars in millions)
2012	$3.6
2013	3.7
2014	3.9
2015	4.2
2016	4.4
2017-2021	25.8

Additionally, CBI has a nonqualified, supplementary account balance defined benefit pension plan (“Payless Plan”) that covers a select group of management employees, This plan is an unfunded, noncontributory plan. During the fiscal years ended 2011, 2010 and 2009, PLG was allocated $0.3 million, $0.4 million and $0.2 million, respectively, of expense related to this plan. These allocated amounts are included within Selling, General and Administrative expense as discussed in Note 12.

Note 7—Defined contribution plans

PLG provides a qualified safe harbor defined contribution plan (“401(k) Plan”) for its associates. This qualified defined contribution plan enables eligible associates to defer a portion of their salary to be held by the trustees of the plan and invested as self-directed by associates. Associates are eligible to join the 401(k) Plan on the first of the month following the completion of six months of employment and the attainment of age 21. The matching contribution is 100% on the first 3% of salary deferred and 50% on the next

3% of salary deferred. Matching contributions are made on a regular basis as salary is deferred and are not subject to a true-up at the end of the year. Total 401(k) Plan employer contributions for this plan for 2011, 2010 and 2009 plan years were $2.1 million, $1.9 million and $2.6 million, respectively.

Additionally, CBI has two qualified profit sharing plans (“Payless Profit Sharing Plans”), which are defined contribution plans that provide for CBI contributions at the discretion of CBI’s Board of Directors. During the fiscal years ended 2011, 2010 and 2009, PLG was allocated $0.1 million, $0.2 million and $0.1 million, respectively, of expense related to these plans. These allocated amounts are included within Selling, General and Administrative expense as discussed in Note 12.

Note 8—Share-based compensation

CBI maintains certain share-based compensation plans for the benefit of certain officers, directors and employees, including the employees of PLG. Under its equity incentive plans, CBI grants share appreciation vehicles consisting of stock-settled stock appreciation rights (“stock-settled SARs”) and cash-settled stock appreciation rights (“cash-settled SARs”), as well as full value vehicles consisting of nonvested shares and phantom stock units to certain PLG employees. Awards can be granted with or without performance restrictions. Appreciation vehicles are granted at the fair market value on the date of grant and may be exercised only after stated vesting dates or other vesting criteria, as applicable, have been achieved. Generally, vesting of appreciation vehicles is conditioned upon continued employment with CBI, although appreciation vehicles may be exercised during certain periods following retirement, termination, disability or death. Historically, CBI has used treasury shares for settlement of share-based compensation.

Compensation expense

Total share-based compensation costs recognized for 2011, 2010 and 2009 were $3.3 million, $4.7 million, and $4.2 million, respectively. A component of these charges relates to costs allocated from CBI employees not solely dedicated to PLG. As of the fiscal years ended 2011, 2010 and 2009, there were approximately 1.1 million, 1.1 million, and 1.2 million, respectively, equity incentive plan shares outstanding related to PLG specific employees. These awards and related amounts are not necessarily indicative of awards and amounts that would have been granted if PLG were an independent, publicly traded company for the periods presented. As of January 28, 2012, the likelihood of whether performance conditions will be met has been assessed and the related expense has been recorded based on the estimated outcome. Total share-based compensation expense associated with PLG employees is summarized as follows:

	52 Weeks ended
	January 28, 2012			January 29, 2011			January 30, 2010
(dollars in millions)	PLG employees	Other employee allocations	2011 Total	PLG employees	Other employee allocations	2010 Total	PLG employees	Other employee allocations	2009 total
Cost of sales	$0.2	$0.1	$0.3	$0.3	$0.1	$0.4	$0.8	$0.2	$1.0
Selling, general and administrative expenses	2.5	0.5	3.0	3.5	0.8	4.3	2.4	0.8	3.2

Share-based compensation expense before income taxes	$2.7	$0.6	$3.3	$3.8	$0.9	$4.7	$3.2	$1.0	$4.2

No amount of share-based compensation has been capitalized. As of January 28, 2012, the Company had unrecognized compensation expense related to PLG specific employees’ nonvested awards of approximately $2.1 million, which is expected to be recognized over a weighted average period of 0.9 years.

Fair value

CBI uses a binomial model to determine the fair value of its share-based awards. The binomial model considers a range of assumptions relative to volatility, risk-free interest rates and employee exercise behavior. CBI believes the binomial model provides a fair value that is representative of actual and future experience.

The fair value of stock-settled SARs granted was calculated using the following assumptions:

	52 Weeks ended
	January 28, 2012	January 29, 2011	January 30, 2010
Risk-free interest rate	1.5%	1.9%	1.7%
Expected dividend yield	—%	—%	—%
Expected appreciation vehicle life (in years)	4	4	4
Weighted-average expected volatility	62%	60%	58%

Risk-free interest rate—The rate is based on zero-coupon U.S. Treasury yields in effect at the date of grant, utilizing separate rates for each whole year up to the contractual term of the appreciation vehicle and interpolating for time periods between those not listed.

Expected dividend yield—The Company has not historically paid dividends and has no immediate plans to do so; as a result, the dividend yield is assumed to be zero.

Expected appreciation vehicle life—The expected life is derived from the output of the binomial lattice model and represents the period of time that the appreciation vehicles are expected to be outstanding. This model incorporates time-based early exercise assumptions based on an analysis of historical exercise patterns.

Expected Volatility—The rate used in the binomial model is based on an analysis of historical prices of the Company’s stock. The Company currently believes that historical volatility is a good indicator of future volatility.

Note 9—Income taxes

Earnings (loss) before income taxes include the following components:

	52 Weeks ended
(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Domestic	$(30.8)	$(12.2)	$(42.4)
Foreign	30.9	21.6	16.8

Total	$0.1	$9.4	$(25.6)

The benefit for income taxes consists of the following:

	52 Weeks ended
(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Federal	$0.1	$(0.1)	$(1.8)
State and local	0.1	0.1	(0.2)
Foreign	1.9	1.8	0.8

Current tax provision (benefit)	2.1	1.8	(1.2)

Federal	(8.2)	(2.7)	(4.1)
State and local	(1.1)	(1.4)	(0.6)
Foreign	(0.2)	(0.1)	(0.6)

Deferred tax benefit	(9.5)	(4.2)	(5.3)

Total benefit	$(7.4)	$(2.4)	$(6.5)

The reconciliation between the statutory federal income tax rate and the effective income tax rate as applied to continuing operations was as follows:

	52 Weeks ended
(dollars in millions)	January 28, 2012		January 29, 2011		January 30, 2010
Statutory federal income tax rate	35.0%	$—	35.0%	$3.3	35.0%	$(8.9)
State and local income taxes, net of federal tax benefit	(576.1)	(0.5)	(17.4)	(1.6)	7.5	(1.9)
Federal domestic valuation allowance	(1,913.0)	(1.8)	36.9	3.5	(34.5)	8.8
State valuation allowance	(335.8)	(0.3)	14.8	1.4	(5.4)	1.4
Rate differential on foreign earnings, net of valuation allowance	(9,741.0)	(9.0)	(64.1)	(6.0)	22.4	(5.7)
Net decrease in tax reserves	(109.9)	(0.1)	(1.7)	(0.2)	0.5	(0.1)
Tax credits	(1,078.4)	(1.0)	(7.1)	(0.7)	2.7	(0.7)
Foreign unremitted earnings	5,453.0	5.0	—	—	—	—
AMT tax	103.4	0.1	—	—	—	—
Company-owned life insurance	(107.3)	(0.1)	(9.8)	(0.9)	(0.2)	—
Change in state rate	—	—	(10.1)	(1.0)	—	—
Other, net	241.7	0.3	(1.9)	(0.2)	(2.7)	0.6

Effective income tax rate	(8,028.4)%	$(7.4)	(25.4)%	$(2.4)	25.3%	$(6.5)

The Company’s effective tax rates have differed from the U.S. statutory rate principally due to the impact of its operations conducted in jurisdictions with rates lower than the U.S. statutory rate and the impact of a domestic valuation allowance recorded against deferred tax assets. The Company has recorded net favorable discrete events of $0.2 million, $0.2 million and $2.1 million in 2011, 2010 and 2009, respectively. The discrete events relate primarily to the resolution of outstanding tax audits and lapse of statutes. During the year ended January 28, 2012, the Company changed its assertion with respect to certain undistributed earnings of foreign subsidiaries and provided $5.7 million of US tax on $14.4 million in earnings of foreign subsidiaries.

Based on CBI’s and the Company’s historical operating structure, the Company participates in the Asian sourcing activities. These carve-out tax provisions reflect the Company’s historical operating structure, and as such, the benefits associated with that structure are reflected in this tax provision for the Company on a stand-alone basis. All of the legal entities involved in the Asian sourcing structure will not be transferred to a buyer in a sale transaction. As a result, the Company’s tax benefits received from the Asian sourcing structure in post-acquisition periods will depend on the buyer’s operating structure. The rate differential on foreign earnings, net of valuation allowance, arises primarily from the Company’s offshore entities that are subject to substantially lower local country income taxes. The Company’s weighted average foreign effective tax rate for fiscal years 2011, 2010 and 2009 was 5.3%, 7.9% and 1.0%, respectively. The weighted average foreign effective tax rate is much lower in 2009 due primarily to the losses incurred by Stride Rite Canada.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	52 Weeks ended
(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Gross unrecognized tax benefits at beginning of year	$4.6	$4.9	$5.0
Increases in tax positions for prior years	—	—	—
Decreases in tax positions for prior years	—	—	(1.6)
Increases in tax positions for current year	—	—	1.8
Settlements	—	—	—
Lapse in statute of limitations	(0.2)	(0.3)	(0.3)

Gross unrecognized tax benefits at end of year	$4.4	$4.6	$4.9

The portions of the unrecognized tax benefits as of January 28, 2012, January 29, 2011 and January 30, 2010 which will favorably impact the effective tax rate if recognized are $3.6 million, $3.8 million and $3.9 million, respectively. These unrecognized tax benefits have been determined based on a stand-alone return basis. In certain cases the unrecognized tax benefits may remain with CBI post-acquisition. As a result, the Company’s actual unrecognized tax benefits for post-acquisition periods may be different than disclosed above.

For the years ended January 28, 2012, January 29, 2011 and January 30, 2010, the net amount of interest and penalties related to unrecognized tax benefits included in the provision for income taxes in the Combined Statements of Earnings (Loss) was an expense of $0.1 million, $0.1 million, and a benefit of $0.2 million, respectively. Accrued interest and penalties as of January 28, 2012, January 29, 2011 and January 30, 2010 were $1.0 million, $1.0 million, and $0.9 million, respectively. The Company’s U.S. federal income tax returns have been examined by the Internal Revenue Service through 2007. The Company has certain state income tax returns in the process of examination or administrative appeal.

The Company anticipates that it is reasonably possible that the total amount of unrecognized tax benefits at January 28, 2012 will decrease by up to $1.0 million within the next 12 months due to potential settlements of on-going examinations with tax authorities and the potential lapse of the statutes of limitations in various taxing jurisdictions. To the extent that these tax benefits are recognized, the effective tax rate will be favorably impacted by up to $0.6 million.

Major components of deferred tax assets (liabilities) were as follows:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010

Deferred Tax Assets:
Accrued expenses and reserves	$28.6	$22.2	$23.1
Tax credits and loss carryforwards	18.7	19.0	18.0
Other	8.4	10.5	9.9

Gross deferred tax assets	55.7	51.7	51.0
Less: valuation allowance	(42.3)	(40.7)	(35.8)

Deferred tax assets	$13.4	$11.0	$15.2

Deferred Tax Liabilities:
Depreciation/amortization and basis differences	$(118.4)	$(130.0)	$(135.4)
Other	(6.3)	(1.8)	(1.8)

Deferred Tax Liabilities	(124.7)	(131.8)	(137.2)

Net deferred tax liability	$(111.3)	$(120.8)	$(122.0)

The deferred tax assets and (liabilities) are included on the Combined Balance Sheets as follows:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Current deferred income tax assets	$3.5	$2.5	$1.8
Deferred income tax assets (noncurrent)	0.1	0.2	0.2
Deferred income tax liability (noncurrent)	(114.9)	(123.5)	(124.0)

	$(111.3)	$(120.8)	$(122.0)

The Company provides a valuation allowance against net deferred tax assets if, based on operating results and other objectively verifiable evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company has a three year cumulative pre-tax loss in its domestic jurisdiction. The cumulative loss resulted in the Company recording an increase in a non-cash valuation allowance on domestic deferred tax assets of $10.2 million in 2009, $4.9 million in 2010 and $1.6 million in 2011, as realization of the deferred tax assets was not more likely than not. The establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude the Company from using its loss carryforwards or utilizing other deferred tax assets in the future. At January 28, 2012, deferred tax assets for federal, state and foreign net operating loss carryforwards are $15.0 million, less a valuation allowance of $14.8 million. These net operating losses are recalculated based on the Company’s stand-alone carve-out basis. They do not reflect actual net operating losses which will carry forward into the post-acquisition periods. These net operating loss carryforwards will expire as follows:

(dollars in millions)	Expiration	Amount	Valuation allowance
Federal net operating losses	2029-2030	$10.1	$(10.1)
State net operating losses	2012-2031	4.5	(4.5)
Foreign net operating losses	Indefinite	0.4	(0.2)

Total		$15.0	$(14.8)

At January 28, 2012, deferred tax assets for federal, state and foreign tax credits are $3.7 million, less a valuation allowance of $3.7 million. These credits are recalculated based on the Company’s stand-alone carve-out basis. They do not reflect actual credits which will carry forward into the post-acquisition periods. These credits will expire as follows:

(dollars in millions)	Expiration	Amount	Valuation allowance
Federal foreign tax credit carryforwards	2018-2021	$1.4	$(1.4)
Federal general business credit carryforwards	2028-2031	1.3	(1.3)
State income tax credit carryforwards	2012-2028	0.9	(0.9)
Alternative minimum tax credit	Indefinite	0.1	(0.1)

Total		$3.7	$(3.7)

The Company’s operating results have been included in CBI’s consolidated U.S. federal and state income tax returns as well as included in certain of CBI’s tax filings for non-U.S. jurisdictions. The provision for income taxes in these Combined Financial Statements has been determined on a stand-alone return basis. The Company’s contribution to CBI’s tax losses and tax credits on a stand-alone return basis has been included in these Combined Financial Statements. The Company’s stand-alone return basis tax net operating loss and tax credit carryforwards may not reflect the tax positions taken or to be taken by CBI. In certain cases the tax losses and tax credits generated by the Company have been available for use by CBI or may remain with CBI. As a result, the Company’s actual net operating loss and tax credit carryforwards to post-acquisition periods may be different than disclosed above

As of January 28, 2012, the Company has not provided US tax on its cumulative undistributed earnings of foreign subsidiaries of approximately $54.3 million, because it is the Company’s intention to reinvest these earnings indefinitely. The calculation of the unrecognized deferred tax liability related to these earnings is complex and the calculation is not practicable. If earnings were distributed, the Company would be subject to US taxes and withholding taxes payable to various foreign governments. Based on the facts and circumstances at that time, the Company would determine whether a credit for foreign taxes already paid would be available to reduce or offset the US tax liability.

Note 10—Accrued expenses and other liabilities

Major components of accrued expenses included:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Profit sharing, bonus and salaries	$15.4	$20.3	$9.9
Sales, use and other taxes	3.4	3.3	2.3
Accrued interest	1.8	3.6	5.3
Accrued advertising	2.4	2.2	1.1
Derivative liability	0.9	6.1	10.0
Other accrued expenses	5.3	5.8	10.2

Total	$29.2	$41.3	$38.8

Major components of other liabilities included:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Pension plans	$32.0	$16.1	$16.5
Straight-line rent	3.3	3.4	2.5
Deferred tenant improvement allowances, net	2.1	2.5	1.9
Deferred compensation	3.4	3.1	1.8
Long-term compensation	3.2	1.1	—
Derivative liability	—	1.3	5.4
Other liabilities	7.4	8.2	11.5

Total	$51.4	$35.7	$39.6

Note 11—Lease obligations

Rental expense for the Company’s operating leases consisted of:

(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Minimum rentals	$29.2	$27.1	$27.1
Contingent rentals based on sales	1.0	0.2	0.2

Real property rentals	30.2	27.3	27.3
Equipment rentals	2.9	3.9	4.1

Total	$33.1	$31.2	$31.4

Most store lease agreements contain renewal options and include escalating rents over the lease terms. Certain leases provide for contingent rentals based upon gross sales. Cumulative expense recognized on the straight-line basis in excess of cumulative payments is included in accrued expenses and other liabilities on the accompanying Combined Balance Sheets. Certain lease agreements provide for scheduled rent increases during the lease term, as well as provisions for renewal options. Rent expense is recognized on a straight-line basis over the term of the lease from the time at which the Company takes possession of the property. In instances where failure to exercise renewal options would result in an economic penalty, the calculation of straight-line rent expense includes renewal option periods. Also, landlord-provided tenant improvement allowances are recorded as a liability and amortized as a credit to rent expense.

Future minimum lease payments under non-cancelable operating lease obligations as of January 28, 2012, were as follows:

(dollars in millions)	Operating leases
2012	$28.2
2013	25.4
2014	22.8
2015	19.4
2016	15.2
2017 and thereafter	39.3

Minimum lease payments	$150.3

At January 28, 2012, there were no minimum rentals to be received in the future under non-cancelable subleases.

Note 12—Related party transactions and parent company equity

Allocation of expenses

The Combined Financial Statements include expense allocations for certain functions provided by CBI, including, but not limited to, finance, legal, information technology, human resources, logistics, sourcing and other employee benefits and incentives. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of net sales, headcount, store count, footwear units, level of effort or other measures. During the fiscal years ended 2011, 2010 and 2009, the Company was allocated the following costs incurred by CBI which are included in the Combined Statements of Earnings (Loss) as follows:

	52 Weeks ended
(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Cost of sales	$13.0	$12.5	$8.8
Selling, general and administrative expenses	14.5	12.9	10.1

Total	$27.5	$25.4	$18.9

The expense allocations have been determined on the basis that both the Company and CBI consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. The allocations may not, however, reflect the expense the Company would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organization structure and certain strategic decisions.

Included in the above allocations are expenses related to the Company’s sourcing operations in Asia which are shared with CBI. Allocations of shared administrative, finance, information technology, human resources, etc. expenses relative to these operations totaled $8.7 million, $9.5 million and $6.9 million in 2011, 2010 and 2009, respectively, and are recorded within Cost of sales in the Combined Statements of Earnings (Loss). Additionally, for tax purposes, transfer price revenue associated with the Company’s sourcing operations in Asia is included in the Company’s foreign earnings (loss) before income taxes, with offsetting transfer price expense included in the Company’s domestic earnings (loss) before income taxes.

Parent company investment

It is not meaningful to show share capital or retained earnings for the Company. The net assets of the Company are represented by the cumulative investment in the Company by CBI that is shown as Parent Company Investment, which comprises share capital, accumulated retained earnings of the Company, after eliminating investments within the Company’s subsidiaries, as well as settlement of intercompany charges to/from CBI from/to the Company and net transfers of excess cash and cash equivalents. All significant transactions between the Company and CBI have been included in the Combined Financial Statements and are considered to be effectively settled for cash in the Combined Financial Statements at the time the transaction is recorded.

Net transfers from Parent are included within Parent Company Investment on the Combined Statements of Parent Company Equity. The components of net transfers from parent are as follows:

	52 Weeks ended
(dollars in millions)	January 28, 2012	January 29, 2011	January 30, 2010
Net change in income tax accounts	$2.1	$1.8	$(1.2)
Allocation of expenses	27.5	25.4	18.9
Cash pooling and general financing activities	(1.2)	171.1	16.4

Total net transfers from parent	$28.4	$198.3	$34.1

Note 13—Environmental liability

The Company owns a property with a related environmental liability. The liability as of January 28, 2012 was $0.5 million, $0.1 million of which was included as an accrued expense and $0.4 million of which was included in other long-term liabilities in the accompanying Combined Balance Sheets. The assessment of the liability and the associated cost were based upon available information after consultation with environmental engineers, consultants and attorneys assisting the Company in addressing these environmental issues. The Company estimates the total cost related to this environmental liability to be $6.3 million, including $5.8 million of costs that have already been paid. Actual costs to address the environmental conditions may change based upon further investigations, the conclusions of regulatory authorities about information gathered in those investigations and due to the inherent uncertainties involved in estimating conditions in the environment and the costs of addressing such conditions.

Note 14—Commitments and contingencies

As of January 28, 2012, the Company has $1.4 million of royalty obligations consisting of minimum royalty payments for the purchase of branded merchandise, $45.6 million of estimated future benefit payment obligations over the next ten years associated with the PLG pension plan, $0.5 million of service agreement obligations relating to minimum payments for services that the Company cannot avoid without penalty and $0.1 million of employment agreement obligations related to minimum payments to certain of the Company’s executives.

There are no pending legal proceedings other than ordinary, routine litigation incidental to the business to which the Company is a party or of which its property is subject, none of which the Company expects to have a material impact on its financial position, results of operations or cash flows.

Note 15—Impact of recently issued accounting standards

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”), which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. The Company does not believe ASU 2011-04 will have a significant impact on its Combined Financial Statements.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment”, which is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted. Under the new guidance, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the entity determines that this threshold is not met, then performing the two-step impairment test is unnecessary. The Company does not believe ASU 2011-08 will have a significant impact on its Combined Financial Statements.

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment”, which is effective for annual reporting periods, and interim periods within those years, beginning after September 15, 2012. ASU 2012-02 amends the guidance in ASC 350-30 on testing indefinite-lived intangible assets, other than goodwill, for impairment. The FASB issued the ASU in response to feedback on ASU 2011-08, which amended the goodwill impairment testing requirements by allowing an entity to perform a qualitative impairment assessment before proceeding to the two-step impairment test. Similarly, under ASU 2012-02, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. Although ASU 2012-02 revises the examples of events and circumstances that an entity should consider in interim periods, it does not revise the requirements to test (1) indefinite-lived intangible assets annually for impairment and (2) between annual tests if there is a change in events or circumstances. The Company does not believe ASU 2012-02 will have a significant impact on its Combined Financial Statements.

Note 16—Subsequent events

These combined financial statements reflect management’s evaluation of subsequent events through September 7, 2012, the date the financial statements were available to be issued, and have been updated through July 22, 2013.

Note 17—Subsidiary Guarantors

The acquisition of the Company by Wolverine Worldwide, Inc. discussed in Note 1 was consummated on October 9, 2012. As a result of the acquisition, certain legal entities within the Company became guarantors of debt issued by Wolverine Worldwide, Inc. The following tables present condensed consolidating financial information for the Company, with all intercompany investments between guarantor subsidiaries and non-guarantor subsidiaries reflected on the equity method of accounting. Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are 100% owned and are fully and unconditionally, and jointly and severally liable under the guarantees, except for normal and customary release provisions.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined statement of earnings (loss)

For the 52 weeks ended January 28, 2012

(In millions)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Combined

Net sales	$955.4	$158.5	$(94.6)	$1,019.3
Cost of sales	741.8	108.8	(93.8)	756.8

Gross margin	213.6	49.7	(0.8)	262.5
Selling, general and administrative expenses	201.7	37.7	—	239.4

Operating profit	11.9	12.0	(0.8)	23.1
Interest expense	20.0	3.0	—	23.0

Net earnings (loss) before income taxes	(8.1)	9.0	(0.8)	0.1
Income tax (benefit) expense	(7.5)	0.1	—	(7.4)
Equity in earnings (loss) of consolidated subsidiaries	1.6	6.9	(8.5)	—

Net earnings	1.0	15.8	(9.3)	7.5

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined statement comprehensive (loss) income

For the 52 weeks ended January 28, 2012

(In millions)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Combined

Comprehensive (loss) income:
Net earnings	$1.0	$15.8	$(9.3)	$7.5
Other comprehensive income:
Translation adjustments	—	(0.8)	—	(0.8)
Change in fair value of derivatives	—	6.4	—	6.4
Change in unrecognized pension benefits	(15.8)	—	—	(15.8)

Other comprehensive income, net	(15.8)	5.6	—	(10.2)

Comprehensive (loss) income	(14.8)	21.4	(9.3)	(2.7)

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined Balance Sheets

As of January 28, 2012

(In millions)	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash and cash equivalents	$1.1	$6.4	$—	$7.5
Accounts receivable, less allowances:	82.9	43.0	—	125.9
Intercompany accounts receivable	—	656.8	(656.8)	—
Inventories	180.6	26.5	(0.6)	206.5
Deferred income taxes	3.5	—	—	3.5
Prepaid expenses	6.6	1.9	—	8.5
Other current assets	7.1	3.7	(1.0)	9.8

Total current assets	281.8	738.3	(658.4)	361.7

Property, plant and equipment, net	53.3	11.0	—	64.3
Intangible assets, net	293.9	5.1	—	299.0
Goodwill	132.6	107.0	—	239.6
Deferred income taxes	0.1	—	—	0.1
Other assets	17.4	0.1	0.1	17.6
Investment in affiliates	334.3	36.1	(370.4)	—

Total Assets	$1,113.4	$897.6	$(1,028.7)	$982.3

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$5.1	$—	$—	$5.1
Accounts payable	69.1	22.9	—	92.0
Accrued expenses	23.2	6.0	—	29.2

Total current liabilities	97.4	28.9	—	126.3

Long-term debt	479.3	—	—	479.3
Deferred income taxes	114.9	—	—	114.9
Intercompany accounts payable	656.1	0.7	(656.8)	—
Other liabilities	50.8	2.1	(1.5)	51.4

Total liabilities	1,398.5	31.7	(658.3)	771.9

Parent Company Equity:
Parent company investment	(255.6)	866.3	(370.4)	240.3
Accumulated other comprehensive loss, net of income taxes	(29.5)	(0.4)	—	(29.9)

Total Parent Company Equity	(285.1)	865.9	(370.4)	210.4

Total liabilities and Parent Company Equity	$1,113.4	$897.6	$(1,028.7)	$982.3

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined statements of cash flows

For the 52 weeks ended January 28, 2012

(In millions)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Combined
Net cash provided by (used in) operating activities	$169.8	$(165.9)	$—	$3.9

Investing Activities:
Capital expenditures	(10.8)	(12.1)	—	(22.9)
Intangible asset additions	(0.2)	(0.6)	—	(0.8)

Net cash used in investing activities	(11.0)	(12.7)	—	(23.7)

Financing Activities:
Repayment of debt	(5.0)	—	—	(5.0)
Net transfers to Parent	(154.2)	179.3	—	25.1

Net cash provided by (used in) financing activities	(159.2)	179.3	—	20.1
Effect of foreign exchange rate changes	—	(3.2)	—	(3.2)

Increase (decrease) in cash and cash equivalents	(0.4)	(2.5)	—	(2.9)
Cash and cash equivalents at beginning of the period	1.5	8.9	—	10.4

Cash and cash equivalents at end of the period	$1.1	$6.4	$—	$7.5

Collective Brands Performance + Lifestyle Group

(A component of Collective Bands, Inc.)

Condensed combined statements of earnings

(Unaudited)

(Dollars in millions)

	26 Weeks ended
	July 28, 2012	July 30, 2011
Net sales	$586.6	$543.8
Cost of sales	410.2	408.5

Gross margin	176.4	135.3
Selling, general and administrative expenses	133.9	123.4

Operating profit	42.5	11.9
Interest expense	9.3	12.4
Interest income	(0.1)	—

Net earnings (loss) before income taxes	33.3	(0.5)
Provision (benefit) for income taxes	2.9	(4.8)
Net earnings	$30.4	$4.3

See Notes to Condensed Combined Financial Statements.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Condensed combined statements of comprehensive income

(Unaudited)

(Dollars in millions)

	26 Weeks ended
	July 28, 2012	July 30, 2011
Comprehensive income:
Net earnings	$30.4	$4.3
Other comprehensive income:
Translation adjustments	(0.4)	(0.2)
Change in fair value of derivatives	0.9	3.9
Change in unrecognized pension benefits	1.3	1.2

Other comprehensive income, net	1.8	4.9

Comprehensive income	$32.2	$9.2

See Notes to Condensed Combined Financial Statements.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Condensed combined balance sheets

(Unaudited)

(Dollars in millions)

	July 28, 2012	July 30, 2011	January 28, 2012

ASSETS (Pledged for parent company debt-See Note 3)

Current Assets:
Cash and cash equivalents	$8.9	$11.5	$7.5
Accounts receivable, net of allowance for doubtful accounts and returns reserve as of July 28, 2012, July 30, 2011 and January 28, 2012 of $6.0, $7.1 and $5.6, respectively	165.8	154.1	125.9
Inventories	189.0	193.7	206.5
Deferred income taxes	3.8	3.5	3.5
Prepaid expenses	11.7	9.7	8.5
Other current assets	9.5	9.0	9.8

Total current assets	388.7	381.5	361.7

Property and Equipment:
Land	3.0	3.0	3.0
Property, buildings and equipment	119.4	102.7	112.5
Accumulated depreciation and amortization	(57.4)	(48.6)	(51.2)

Property and equipment, net	65.0	57.1	64.3
Intangible assets, net	295.4	303.4	299.0
Goodwill	239.6	239.6	239.6
Deferred income taxes	0.1	0.1	0.1
Other assets	15.0	17.6	17.6

Total Assets (Pledged for parent company debt-See Note 3)	$1,003.8	$999.3	$982.3

LIABILITIES AND EQUITY

Current Liabilities:
Current maturities of long-term debt	$5.1	$5.1	$5.1
Accounts payable	111.5	105.4	92.0
Accrued expenses	31.9	34.3	29.2

Total current liabilities	148.5	144.8	126.3

Long-term debt	476.7	481.8	479.3
Deferred income taxes	115.1	118.1	114.9
Other liabilities	50.1	35.1	51.4

Total Liabilities	790.4	779.8	771.9

Commitments and contingencies (Note 10)

Parent Company Equity:
Parent company investment	241.5	234.3	240.3
Accumulated other comprehensive loss, net of income taxes	(28.1)	(14.8)	(29.9)

Total Parent Company Equity	213.4	219.5	210.4

Total Liabilities and Parent Company Equity	$1,003.8	$999.3	$982.3

See Notes to Condensed Combined Financial Statements.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Condensed combined statements of parent company equity

(Unaudited)

(Dollars in millions)

	Parent company investment	Accumulated other comprehensive loss	Total
Balance at January 29, 2011	$204.4	$(19.7)	$184.7

Net earnings	4.3	—	4.3
Net transfers from parent	25.6	—	25.6
Translation adjustments	—	(0.2)	(0.2)
Net change in fair value of derivative, net of taxes of $0.0 (Note 4)	—	3.9	3.9
Changes in unrecognized amounts of pension benefits, net of taxes of $0.0 (Note 6)	—	1.2	1.2

Balance at July 30, 2011	$234.3	$(14.8)	$219.5

Balance at January 28, 2012	$240.3	$(29.9)	$210.4

Net earnings	30.4	—	30.4
Net transfers to parent	(29.2)	—	(29.2)
Translation adjustments	—	(0.4)	(0.4)
Net change in fair value of derivative, net of taxes of $0.0 (Note 4)	—	0.9	0.9
Changes in unrecognized amounts of pension benefits, net of taxes of $0.0 (Note 6)	—	1.3	1.3

Balance at July 28, 2012	$241.5	$(28.1)	$213.4

See Notes to Condensed Combined Financial Statements.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Condensed combined statements of cash flows

(Unaudited)

(Dollars in millions)

	26 Weeks ended
	July 28, 2012	July 30, 2011
Operating Activities:
Net earnings	$30.4	$4.3
Adjustments for non-cash items included in net earnings:
Loss on impairment and disposal of assets	0.6	4.1
Impairment of indefinite-lived tradenames	—	23.5
Depreciation and amortization	10.9	11.3
Provision for losses on accounts receivable	1.1	0.4
Share-based compensation expense	1.0	1.8
Deferred income taxes	(0.1)	(6.3)
Excess tax benefit from share-based compensation	(0.6)	—
Changes in working capital:
Accounts receivable	(42.0)	(52.1)
Inventories	16.3	(9.5)
Prepaid expenses and other current assets	(3.1)	(1.9)
Accounts payable	15.0	18.0
Accrued expenses	5.2	(4.1)
Changes in other assets and liabilities, net	2.4	1.9

Cash flow provided by (used in) operating activities	37.1	(8.6)

Investing Activities:
Capital expenditures	(9.1)	(9.3)
Intangible asset additions	(0.1)	(0.4)

Cash flow used in investing activities	(9.2)	(9.7)

Financing Activities:
Repayment of debt	(2.6)	(2.5)
Net transfers (to) from Parent	(30.2)	23.8
Excess tax benefit from share-based compensation	0.6	—

Cash flow (used in) provided by financing activities	(32.2)	21.3

Effect of exchange rate changes on cash	5.7	(1.9)

Increase in cash and cash equivalents	1.4	1.1
Cash and cash equivalents, beginning of year	7.5	10.4

Cash and cash equivalents, end of period	$8.9	$11.5

Supplemental cash flow information:
Interest paid (by the Parent)	$10.0	$13.1
Income taxes paid (by the Parent)	$2.1	$1.5
Non-cash investing and financing activities:
Accrued capital additions	$1.0	$0.8

See Notes to Condensed Combined Financial Statements.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Notes to condensed combined financial statements

(Unaudited)

Note 1—Interim results

Description of business and basis of presentation

These unaudited Condensed Combined Financial Statements of Collective Brands Performance + Lifestyle Group (“PLG” or the “Company”) should be read in conjunction with the Notes to Combined Financial Statements as of January 28, 2012, January 29, 2011 and January 30, 2010 and for each of the three fiscal years in the period ended January 28, 2012. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, these unaudited Condensed Combined Financial Statements are fairly presented and all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items included in these statements are based upon estimates for the entire year. The unaudited Condensed Combined Balance Sheet as of January 28, 2012 has been derived from the audited financial statements at that date.

PLG is a combination of wholly owned subsidiaries and operations within Collective Brands, Inc. (“CBI” or the “Parent”). PLG markets the leading brand of high-quality children’s shoes in the United States under the Stride Rite brand. PLG also markets products for children and adults under well-known brand names, including Sperry Top-Sider, Saucony, and Keds.

On May 1, 2012, CBI entered into a definitive agreement with a consortium of companies comprised of Wolverine World Wide, Inc., Blum Strategic Partners IV, L.P. and Golden Gate Capital Opportunity Fund, L.P., under which CBI will be sold for $21.75 per share in cash. At the close of this transaction, which was approved by shareholders on August 21, 2012, and which is expected to occur late in the third or early in the fourth calendar quarter of 2012, Wolverine World Wide, Inc. will acquire the Company.

These unaudited Condensed Combined Financial Statements reflect the historical unaudited Condensed Combined Statements of Earnings, unaudited Condensed Combined Statements of Comprehensive Income, unaudited Condensed Combined Balance Sheets, unaudited Condensed Combined Statements of Parent Company Equity and unaudited Condensed Combined Statements of Cash Flows of PLG for the periods presented. The historical unaudited Condensed Combined Financial Statements reflect the amounts that have been “carved-out” from CBI’s consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. and reflect assumptions and allocations made by CBI to depict PLG on a stand-alone basis. As a result, the unaudited Condensed Combined Financial Statements included herein may not necessarily be indicative of PLG’s financial position, results of operations, or cash flows had it operated as a stand-alone entity during the periods presented.

The unaudited Condensed Combined Financial Statements were prepared using CBI’s historical records of the assets and liabilities of PLG, and the historical unaudited Condensed Combined Financial Statements include all net sales, costs, assets, and liabilities directly attributable to PLG. The unaudited Condensed Combined Financial Statements also reflect the push-down of certain of CBI’s long-term debt and associated capitalized debt issuance costs and interest expense. In addition, certain expenses reflected in the unaudited Condensed Combined Financial Statements include allocations of corporate expenses from CBI, which in the opinion of management are reasonable (see Note 9). All such costs and expenses have been deemed to have been paid by PLG to CBI in the period in which the costs were incurred and are reflected in Parent Company Investment as shown in the unaudited Condensed Combined Statements of Parent Company Equity. Parent Company Investment in the unaudited Condensed Combined Balance Sheets represents CBI’s historical investment in PLG, PLG’s accumulated net earnings after taxes, and the net effect of the transactions with and allocations from CBI.

CBI uses a centralized approach to cash management and in financing its operations. The majority of its domestic cash is transferred to CBI daily and CBI funds PLG’s operating and investing activities as needed. Accordingly, none of the cash and cash equivalents at the Parent level has been assigned to PLG in the unaudited Condensed Combined Financial Statements. Cash and cash equivalents in the unaudited Condensed Combined Balance Sheets represents cash and cash equivalents held locally by certain PLG legal entities. Cash transfers to and from CBI’s cash management accounts are reflected in Parent Company Investment.

Note 2—Intangible assets and goodwill

The following is a summary of the Company’s intangible assets other than goodwill:

(dollars in millions)	July 28, 2012	July 30, 2011	January 28, 2012
Intangible assets subject to amortization:
Favorable lease rights:
Gross carrying amount	$6.0	$6.0	$6.0
Less: accumulated amortization	(5.0)	(4.5)	(4.9)

Carrying amount, end of period	1.0	1.5	1.1

Customer relationships:
Gross carrying amount	67.1	67.1	67.1
Less: accumulated amortization	(52.4)	(45.6)	(49.4)

Carrying amount, end of period	14.7	21.5	17.7

Trademarks and other intangible assets:
Gross carrying amount	9.3	8.8	9.3
Less: accumulated amortization	(6.0)	(4.8)	(5.5)

Carrying amount, end of period	3.3	4.0	3.8

Total carrying amount of intangible assets subject to amortization	19.0	27.0	22.6
Indefinite-lived trademarks	276.4	276.4	276.4

Total intangible assets	$295.4	$303.4	$299.0

Each period the Company evaluates whether events and circumstances warrant a revision to the remaining estimated useful life of each intangible asset or its remaining book value. If the Company were to determine that events and circumstances warrant a change to the estimate of an intangible asset’s remaining useful life, then the remaining carrying amount of the intangible asset would be amortized prospectively over that revised remaining useful life. If the Company were to determine that the fair value of trademarks with a finite life was lower than its book value, then it would record an impairment charge. The estimate of fair value is highly subjective and requires significant judgment. If the Company determines that the estimated fair value of any intangible asset is less than its carrying value, then it will recognize an impairment charge.

During the second quarter of 2011, due to underperformance in the retail business, the Company revised its financial projections related to certain indefinite-lived trademarks. These revisions indicated a potential impairment of certain indefinite-lived trademarks and, as such, the Company assessed the fair value of these indefinite-lived trademarks to determine if their book value exceeded their fair value. This assessment indicated that the book value of certain indefinite-lived trademarks exceeded their fair value and the Company recorded $23.5 million of pre-tax impairment charges within cost of sales in the Combined Statements of Earnings during the 26 weeks ended July 30, 2011. No impairment charges related to its indefinite-lived trademarks were recorded during the 26 weeks ended July 28, 2012.

Amortization expense on intangible assets is as follows:

	26 Weeks ended
(dollars in millions)	July 28, 2012	July 30, 2011
Amortization expense on intangible assets	$3.7	$4.4

The Company expects amortization expense for the next five years to be as follows (in millions):

Year	Amount
Remainder of 2012	$3.8
2013	6.2
2014	5.0
2015	3.6
2016	0.1

The Company’s goodwill balance was $239.6 million as of July 28, 2012, July 30, 2011 and January 28, 2012. The Company’s accumulated goodwill impairment as of July 28, 2012 was $42.0 million. There were no goodwill impairments recorded during the 26 weeks ending July 28, 2012 and July 30, 2011.

Note 3—Long-term debt

Long-term debt obligations were:

(dollars in millions)	July 28, 2012	July 30, 2011	January 28, 2012
Term Loan Facility(1)	$481.8	$486.9	$484.4
Less: current maturities of long-term debt	5.1	5.1	5.1

Long-term debt	$476.7	$481.8	$479.3

(1)	As of July 28, 2012, July 30, 2011 and January 28, 2012, the fair value of the Term Loan Facility was $480.0 million, $478.4 million and $479.5 million, respectively, based on market conditions and perceived risks as of those dates. The fair value of the Term Loan Facility is valued using Level 2 measurements as defined in the Fair Value Measurements footnote (Note 5).

Additionally, (i) in July 2003 CBI sold $200.0 million of 8.25% Senior Subordinated Notes (the “CBI Notes Payable”) for $196.7 million, due 2013; and (ii) in August 2007 CBI entered into a Revolving Loan Facility (the “CBI Revolver”); amended and restated in August 2011, maturing on August 16, 2016. The CBI Revolver is available for CBI’s general corporate purposes. The CBI Notes Payable and the CBI Revolver and related interest have not been reflected in the Company’s unaudited Condensed Combined Financial Statements. The Company’s assets have been pledged as collateral to secure the CBI Notes Payable, with the CBI Notes Payable guaranteed by all of CBI’s domestic subsidiaries (including subsidiaries of the Company). The balance of the CBI Notes Payable (including unamortized discount) was $124.7 million, $174.3 million and $125.0 million as of July 28, 2012, July 30, 2011 and January 28, 2012, respectively.

The CBI Revolver is a senior secured loan guaranteed by substantially all of the assets of CBI, including the Company’s assets. The balance of the CBI Revolver was zero at July 28, 2012, July 30, 2011 and January 28, 2012. The Company is not the legal obligor of either the CBI Notes Payable or the CBI Revolver and it is not expected that the Company will be the legal obligor for either borrowing in the future in any planned or anticipated transactions which could transfer such obligations.

Note 4—Derivatives

The Company, through CBI, previously entered into an interest rate contract for an initial amount of $540 million to hedge a portion of the variable rate $725 million Term Loan Facility (“interest rate contract”). The interest rate contract provided for a fixed interest rate of approximately 7.75%, and it expired on May 17, 2012.

The Company has also entered into a series of forward contracts to hedge a portion of certain foreign currency purchases (“foreign currency contracts”). The foreign currency contracts provide for a fixed exchange rate and mature over a series of dates through October 2012. As of July 28, 2012, the Company has hedged $21.5 million of its forecasted foreign currency purchases. The fair value, amounts classified in other comprehensive income (“OCI”), and the amounts reclassified from accumulated other comprehensive income (“AOCI”) on the foreign currency contracts were not significant for any periods presented.

The interest rate contract was designated as a cash flow hedging instrument. The change in the fair value of the interest rate contract was recorded as a component of AOCI and reclassified into earnings in the periods in which earnings were impacted by the hedged item. The following table presents the fair value of the Company’s hedging portfolio related to its interest rate contract:

		Fair value
(dollars in millions)	Location on combined balance sheet	July 28, 2012	July 30, 2011	January 28, 2012
Interest rate contract	Accrued expenses	$—	$3.3	$0.9

It is the Company’s policy to enter into derivative instruments with terms that match the underlying exposure being hedged. As such, the Company’s derivative instruments are considered highly effective, and the net gain or loss from hedge ineffectiveness is not significant. Realized gains or losses on the hedging instruments occur when a portion of the hedge settles or if it is probable that the forecasted transaction will not occur. The impact of the derivative instruments on the unaudited Condensed Combined Financial Statements is as follows:

	Loss recognized in AOCI on derivative (net of tax)		Location on combined statement of earnings	Loss reclassified from AOCI into earnings (net of tax)
	26 Weeks ended			26 Weeks ended
(dollars in millions)	July 28, 2012	July 30, 2011		July 28, 2012	July 30, 2011
Interest rate contract	$—	$(0.5)	Interest expense	$(0.9)	$(4.4)

Note 5—Fair value measurements

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in the fair value accounting guidance. The framework is based on the inputs used in valuation, gives the highest priority to quoted prices in active markets, and requires that observable inputs be used in the valuations when available. The three levels of the hierarchy are as follows:

Level 1:	observable inputs such as quoted prices in active markets

Level 2:	inputs other than the quoted prices in active markets that are observable either directly or indirectly

Level 3:	unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions

The following table presents financial assets and financial liabilities that the Company measures at fair value on a recurring basis (not including the Company’s pension plan assets). The Company has classified these financial assets and liabilities in accordance with the fair value hierarchy:

	Estimated fair value measurements
(dollars in millions)	Quoted prices in active markets (level 1)	Significant observable other inputs (level 2)	Significant unobservable inputs (level 3)	Total fair value

As of July 28, 2012
Financial liabilities:
Interest rate contract(1)	$—	$—	$—	$—

As of July 30, 2011
Financial liabilities:
Interest rate contract(1)	$—	$3.3	$—	$3.3

As of January 28, 2012
Financial liabilities:
Interest rate contract(1)	$—	$0.9	$—	$0.9

(1)	The fair value of the interest rate contract is determined using a mark-to-market valuation technique based on an observable interest rate yield curve and adjusting for credit risk.

The Company evaluates its store assets on a quarterly basis to determine if its assets are recoverable by analyzing historical results, trends, stores identified for closure and other qualitative considerations. If an indicator of impairment exists, the Company models estimated future cash flows on a store-by-store basis and compares the undiscounted future cash flows to the carrying amount of the store’s assets. If the carrying value exceeds the undiscounted cash flows, the Company compares the present value, using an appropriate discount rate, of these cash flows to the carrying amount of the assets to calculate the impairment charge. The underlying estimates of cash flows include estimates of future revenues, gross margin rates and store expenses as well as any potential for changes related to occupancy costs, store closures and transfer sales. These assumptions are based upon the stores’ past and expected future performance.

For the 26 weeks ended July 28, 2012, the Company did not have any asset impairment. For the 26 weeks ended July 30, 2011, the accumulation of the quarterly asset impairment tests indicated that $8.0 million of the Company’s assets had a fair value of $4.0 million and, as such, the Company recorded a $4.0 million impairment charge in cost of sales on the unaudited Condensed Combined Statement of Earnings.

Note 6—Pension plans

The PLG Plan is a noncontributory defined benefit pension plan, which no longer accrues future benefits, covering certain eligible PLG associates. The components of pension expense for the plan were:

	26 Weeks ended
(dollars in millions)	July 28, 2012	July 30, 2011
Components of pension expense:
Interest cost	$2.3	$2.4
Expected return on net assets	(2.8)	(2.7)
Amortization of actuarial loss	1.3	0.6

Total	$0.8	$0.3

Note 7—Share-based compensation

CBI maintains certain share-based compensation plans for the benefit of certain officers, directors and employees, including the employees of PLG. Under its equity incentive plans, CBI grants share appreciation vehicles consisting of stock-settled stock appreciation rights (“stock-settled SARs”) and cash-settled stock appreciation rights (“cash-settled SARs”), as well as full value vehicles consisting of nonvested shares and phantom stock units to certain PLG employees. Appreciation vehicles are granted at the fair market value on the date of grant and may be exercised only after stated vesting dates or other vesting criteria, as applicable, have been achieved. Generally, vesting of appreciation vehicles is conditioned upon continued employment with CBI, although appreciation vehicles may be exercised during certain periods following retirement, termination, disability or death. Historically, CBI has used treasury shares for settlement of share-based compensation.

CBI’s 2006 Stock Incentive Plan (“2006 SIP”) allows CBI to grant a maximum of 4,987,000 shares. On May 24, 2012, CBI’s stockholders approved the 2012 Stock Incentive Plan (“2012 SIP”), which allows CBI to grant an additional 3,375,000 shares. Appreciation awards to be granted under the plans have a maximum term of seven years and can vest on a graded schedule, a cliff basis or based on performance. The exercise price of an appreciation award may not be less than the fair market value of CBI’s stock on the grant date. Associates who receive full value awards pay no monetary consideration. Awards under the plans can be granted with or without performance restrictions. Restrictions, including performance restrictions, lapse over periods of up to seven years, as determined at the date of grant.

During the 26 weeks ended July 28, 2012, approximately 110,000 nonvested shares were granted. During the 26 weeks ended July 30, 2011, approximately 107,000 stock-settled SARs and nonvested shares were granted. The total fair value of share grants related to PLG specific employees for the 26 weeks ended July 28, 2012 and July 30, 2011 is $2.0 and $1.9, respectively.

Total share-based compensation costs recognized for the 26 weeks ended July 28, 2012 and July 30, 2011 were $1.0 million and $1.8 million, respectively. A significant component of these charges relates to costs allocated to PLG employees, as well as other CBI employees not solely dedicated to PLG. As of the 26 weeks ended July 28, 2012 and July 30, 2011, there were approximately 1.0 million and 1.2 million, respectively, equity incentive plan shares outstanding related to PLG specific employees. These awards and related amounts are not necessarily indicative of awards and amounts that would have been granted if PLG were an independent, publicly traded company for the periods presented. Total share-based compensation expense associated with PLG employees is summarized as follows:

	26 Weeks ended
	July 28, 2012			July 30, 2011
(dollars in millions)	PLG employees	Other employee allocations	Total	PLG employees	Other employee allocations	Total
Cost of sales	$0.2	$—	$0.2	$0.1	$0.1	$0.2
Selling, general and administrative expenses	0.6	0.2	0.8	1.3	0.3	1.6

Share-based compensation expense before income taxes	$0.8	$0.2	$1.0	$1.4	$0.4	$1.8

No amount of share-based compensation was capitalized. As of July 28, 2012, the Company had unrecognized compensation expense related to PLG specific employees’ nonvested awards of $2.7 million, which is expected to be recognized over a weighted average period of 1.0 years.

Note 8—Income taxes

The income taxes have been prepared on a separate return basis as if the Company was a stand-alone entity. Historically, the Company was included in tax filings with other CBI entities. The results from being included in the combined tax returns are included in Parent Company Investment. CBI’s global tax structure and model has been developed based on its entire portfolio of businesses. Accordingly, the Company’s tax results as presented are not reflective of the results that the Company will generate in the future or would have available for future use in another consolidated group.

Based on CBI’s and the Company’s historical operating structure, the Company participates in the Asian sourcing activities. These carve-out tax provisions reflect the Company’s historical operating structure, and as such, the benefits associated with that structure are reflected in this tax provision for the Company on a stand-alone basis. All of the legal entities involved in the Asian sourcing structure will not be transferred to a buyer in a sale transaction. As a result, the Company’s tax benefits received from the Asian sourcing structure in post-acquisition periods will depend on the buyer’s operating structure. The rate differential on foreign earnings, net of valuation allowance, arises primarily from the Company’s offshore entities that are subject to substantially lower local country income taxes.

The Company records income tax expense during interim periods based on its best estimate of the full year’s effective tax rate. However, income tax expense relating to adjustments for certain discrete events are accounted for in the interim periods in which such events occur. The Company’s effective income tax rate was 8.7% during the 26 weeks ended July 28, 2012, compared to a benefit rate of 944.1% during the 26 weeks ended July 30, 2011. The rate applied for 2011 is primarily the result of the impairment of indefinite-lived intangibles and the related tax benefit recorded relative to the low pre-tax book income. The rate applied for 2012 is primarily the result of significantly higher projected pre-tax income which has required current expense to be accrued, but there is no deferred expense impact due the full domestic valuation allowance recorded. The Company recorded $0.5 million of net favorable discrete events in the 26 weeks ended July 28, 2012 and $0.1 million of unfavorable discrete events for the 26 weeks ended July 30, 2011.

The framework established in the accounting for income taxes guidance requires that all available positive and negative evidence be weighed to determine whether a valuation allowance should be recorded. Based on the evidence available, the Company continues to maintain a valuation allowance related to the net deferred tax assets in the United States. Future provisions will only include accrued current tax expense. No tax expense or benefit with respect to the change in deferred tax assets will be provided until the valuation allowance in the United States is eliminated.

The Company has unrecognized tax benefits, inclusive of related interest and penalties, of $5.5 million and $5.6 million as of July 28, 2012 and July 30, 2011, respectively. The portion of the unrecognized tax benefits that would impact the effective income tax rate if recognized are $4.7 million and $3.9 million, respectively.

The Company anticipates that it is reasonably possible that the total amount of unrecognized tax benefits at July 28, 2012 will decrease by up to $1.0 million within the next 12 months. To the extent these tax benefits are recognized, the effective rate would be favorably impacted in the period of recognition by up to $0.6 million. The potential reduction primarily relates to potential settlements of on-going examinations with tax authorities and the potential lapse of the statutes of limitations in relevant tax jurisdictions.

The Company’s U.S. federal income tax returns have been examined by the Internal Revenue Service through 2007. The Company has certain state and foreign income tax returns in the process of examination or administrative appeal.

Subsequent to July 28, 2012, the shareholders of CBI approved the proposed acquisition of CBI (“merger”) and the consortium of companies acquiring CBI issued a request for repatriation of cash pursuant to the Merger Agreement. This repatriation will not occur until just prior to the merger, and the companies acquiring CBI are obligated to reimburse CBI for the cost of repatriation in the event the merger does not occur. PLG therefore has maintained its assertion of indefinite reinvestment of foreign earnings as of and for the period ending July 28, 2012.

Note 9—Related party transactions and parent company equity

Allocation of expenses

The unaudited Condensed Combined Financial Statements include expense allocations for certain functions provided by CBI, including, but not limited to, finance, legal, information technology, human resources, logistics, sourcing and other employee benefits and incentives. These expenses have been allocated to PLG on the basis of direct usage when identifiable, with the remainder allocated on the basis of net sales, headcount, store count, footwear units, level of effort or other measures. During the 26 weeks ended July 28, 2012 and July 30, 2011, PLG was allocated the following costs incurred by CBI which are included in the unaudited Condensed Combined Statements of Earnings as follows:

	26 Weeks ended
(dollars in millions)	July 28, 2012	July 30, 2011
Cost of sales	$4.7	$6.8
Selling, general and administrative expenses	7.7	7.8

Total	$12.4	$14.6

The expense allocations have been determined on the basis that both PLG and CBI consider to be a reasonable reflection of the utilization of services provided or the benefit received by PLG during the periods presented. The allocations may not, however, reflect the expense PLG would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if PLG had been a stand-alone company would depend on a number of factors, including the chosen organization structure and certain strategic decisions.

Included in the above allocations are expenses related to the Company’s sourcing operations in Asia which are shared with CBI. Allocations of shared administrative, finance, information technology, human resources, etc. expenses relative to these operations totaled $2.5 million and $4.5 million in the first 26 weeks of 2012 and 2011, respectively, and are recorded within Cost of sales in the unaudited Condensed Combined Statements of Earnings. Additionally, for tax purposes, transfer price revenue associated with the Company’s sourcing operations in Asia is included in the Company’s foreign earnings (loss) before income taxes, with offsetting transfer price expense included in the Company’s domestic earnings (loss) before income taxes.

Parent company investment

It is not meaningful to show share capital or retained earnings for the Company. The net assets of the Company are represented by the cumulative investment in the Company by CBI that is shown as Parent Company Investment, which comprises share capital, accumulated retained earnings of the Company, after eliminating investments within the Company’s subsidiaries, as well as settlement of intercompany charges to/from CBI from/to the Company and net transfers of excess cash and cash equivalents. All significant transactions between the Company and CBI have been included in the unaudited Condensed Combined Financial Statements and are considered to be effectively settled for cash in the unaudited Condensed Combined Financial Statements at the time the transaction is recorded.

Net transfers (to) from Parent are included within Parent Company Investment on the unaudited Condensed Combined Statements of Parent Company Equity. The components of net transfers (to) from Parent are as follows:

	26 Weeks ended
(dollars in millions)	July 28, 2012	July 30, 2011
Net change in income tax accounts	$3.2	$1.6
Allocation of expenses	12.4	14.6
Cash pooling and general financing activities	(44.8)	9.4

Total net transfers (to) from Parent	$(29.2)	$25.6

Note 10—Commitments and contingencies

There are no pending legal proceedings other than ordinary, routine litigation incidental to the business to which the Company is a party or of which its property is subject, none of which the Company expects to have a material impact on its financial position, results of operations or cash flows.

Note 11—Impact of recently issued accounting standards

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”), which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. The adoption of ASU 2011-04 did not have a significant impact on its unaudited Condensed Combined Financial Statements.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment”, which is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted. Under the new guidance, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the entity determines that this threshold is not met, then performing the two-step impairment test is unnecessary. The adoption of ASU 2011-08 did not have a significant impact on its unaudited Condensed Combined Financial Statements.

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment”, which is effective for annual reporting periods, and interim periods within those years, beginning after September 15, 2012. ASU 2012-02 amends the guidance in ASC 350-30 on testing indefinite-lived intangible assets, other than goodwill, for impairment. The FASB issued the ASU in response to feedback on ASU 2011-08, which amended the goodwill impairment testing requirements by allowing an entity to perform a qualitative impairment assessment before proceeding to the two-step impairment test. Similarly, under ASU 2012-02, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. Although ASU 2012-02 revises the examples of events and circumstances that an entity should consider in interim periods, it does not revise the requirements to test (1) indefinite-lived intangible assets annually for impairment and (2) between annual tests if there is a change in events or circumstances. The Company does not believe ASU 2012-02 will have a significant impact on its unaudited Condensed Combined Financial Statements.

Note 12—Subsequent events

These combined financial statements reflect management’s evaluation of subsequent events through September 14, 2012, the date the financial statements were available to be issued, and have been updated through July 22, 2013.

Note 13—Subsidiary Guarantors

The acquisition of the Company by Wolverine Worldwide, Inc. discussed in Note 1 was consummated on October 9, 2012. As a result of the acquisition, certain legal entities within the Company became guarantors of debt issued by Wolverine Worldwide, Inc. The following tables present condensed consolidating financial information for the Company, with all intercompany investments between guarantor subsidiaries and non-guarantor subsidiaries reflected on the equity method of accounting. Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are 100% owned and are fully and unconditionally, and jointly and severally liable under the guarantees, except for normal and customary release provisions.

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Condensed combined statement of earnings (loss)

For the 26 weeks ended July 28, 2012

(Unaudited)

(In millions)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Combined

Net sales	$558.5	$83.2	$(55.1)	$586.6
Cost of sales	405.3	59.9	(55.0)	410.2

Gross margin	153.2	23.3	(0.1)	176.4
Selling, general and administrative expenses	111.8	22.1	—	133.9

Operating profit	41.4	1.2	(0.1)	42.5
Interest expense	9.2	0.1	—	9.3
Interest income	—	(0.1)	—	(0.1)

Net earnings before income taxes	32.2	1.2	(0.1)	33.3
Income tax (benefit) expense	2.9	—	—	2.9
Equity in earnings (loss) of consolidated subsidiaries	90.1	(14.9)	(75.2)	—

Net earnings (loss)	$119.4	$(13.7)	$(75.3)	$30.4

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Combined statement comprehensive (loss) income

For the 26 weeks ended July 28, 2012

(Unaudited)

(In millions)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Combined

Comprehensive (loss) income:
Net earnings	$119.4	$(13.7)	$(75.3)	$30.4
Other comprehensive income:
Translation adjustments	—	(0.4)	—	(0.4)
Change in fair value of derivatives	—	0.9	—	0.9
Change in unrecognized pension benefits	1.3	—	—	1.3

Other comprehensive income, net	1.3	0.5	—	1.8

Comprehensive (loss) income	120.7	(13.2)	(75.3)	32.2

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Condensed combined Balance Sheets

As of July 28, 2012

(Unaudited)

(In millions)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash and cash equivalents	$1.3	$7.6	$—	$8.9
Accounts receivable, less allowances:	123.0	42.8	—	165.8
Intercompany accounts receivable	—	666.3	(666.3)	—
Inventories	168.1	21.9	(1.0)	189.0
Deferred income taxes	3.8	—	—	3.8
Prepaid expenses	9.7	2.0	—	11.7
Other current assets	6.8	3.7	(1.0)	9.5

Total current assets	312.7	744.3	(668.3)	388.7

Property, plant and equipment, net	55.2	9.8	—	65.0
Intangible assets, net	291.0	4.4	—	295.4
Goodwill	132.6	107.0	—	239.6
Deferred income taxes	0.1	—	—	0.1
Other assets	12.9	2.1	—	15.0
Investment in affiliates	93.8	12.4	(106.2)	—

Total Assets	$898.3	$880.0	$(774.5)	$1,003.8

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$5.1	$—	$—	$5.1
Accounts payable	92.1	19.4	—	111.5
Accrued expenses	25.8	6.1	—	31.9

Total current liabilities	123.0	25.5	—	148.5

Long-term debt	476.7	—	—	476.7
Deferred income taxes	115.1	—	—	115.1
Intercompany accounts payable	666.2	0.1	(666.3)	—
Other liabilities	49.7	2.4	(2.0)	50.1

Total liabilities	1,430.7	28.0	(668.3)	790.4

Parent Company Equity:
Parent company investment	(505.1)	852.8	(106.2)	241.5
Accumulated other comprehensive loss, net of income taxes	(27.3)	(0.8)	—	(28.1)

Total Parent Company Equity	(532.4)	852.0	(106.2)	213.4

Total liabilities and Parent Company Equity	$898.3	$880.0	$(774.5)	$1,003.8

Collective Brands Performance + Lifestyle Group

(A component of Collective Brands, Inc.)

Condensed combined statements of cash flows

For the 26 weeks ended July 28, 2012 (Unaudited)

(In millions)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Combined
Net cash provided by operating activities	$30.5	$6.6	$—	$37.1

Investing Activities:
Capital expenditures	(4.0)	(5.1)	—	(9.1)
Intangible asset additions	—	(0.1)	—	(0.1)

Net cash used in investing activities	(4.0)	(5.2)	—	(9.2)

Financing Activities:
Repayment of debt	(2.6)	—	—	(2.6)
Net transfers to Parent	(24.3)	(5.9)	—	(30.2)
Excess tax benefit from share-based compensation	0.6	—	—	0.6

Net cash used in financing activities	(26.3)	(5.9)	—	(32.2)

Effect of foreign exchange rate changes	—	5.7	—	5.7

Increase (decrease) in cash and cash equivalents	0.2	1.2	—	1.4
Cash and cash equivalents at beginning of the period	1.1	6.4	—	7.5

Cash and cash equivalents at end of the period	$1.3	$7.6	$—	$8.9